Exhibit 2.1

PURCHASE AND SALE

AGREEMENT

DATED JUNE 30, 2015

BY AND AMONG

ROCKET ACQUISITION, INC.

(THE “BUYER”)

THE UNIT HOLDERS LISTED ON SCHEDULE I

(THE “SELLING UNIT HOLDERS”)

THE OPTION HOLDERS LISTED ON SCHEDULE II

(THE “OPTION HOLDERS”)

CLEARVIEW CAPITAL FUND II (PARALLEL) L.P.

(THE “CLEARVIEW SHAREHOLDER”)

NORTHSTAR MEZZANINE PARTNERS V L.P.

(THE “NORTHSTAR SHAREHOLDER”)

AND

VERIFY REPRESENTATIVE LLC

(THE “REPRESENTATIVE”)

i

ARTICLE 3 C REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE NORTHSTAR SHAREHOLDER WITH RESPECT TO THE NORTHSTAR BLOCKER	34

3.1. Formation, Organization, Authorization, Capitalization, Etc	34

3.2. Charter Documents; Corporate Records; Consents	34

3.3. Financial Condition	35

3.4. Taxes	35

3.5. Related Party Transactions	37

3.6. Absence of an Operating Business	37

3.7. Litigation; Compliance	37

3.8. Banks	37

3.9. Brokers	37

ARTICLE 3 D REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE NORTHSTAR SHAREHOLDER WITH RESPECT TO THE NORTHSTAR GP	38

3.1. Formation, Organization, Authorization, Capitalization, Etc	38

3.2. Charter Documents; Corporate Records; Consents	38

3.3. Financial Condition	39

3.4. Taxes	39

3.5. Related Party Transactions	40

3.6. Absence of an Operating Business	40

3.7. Litigation; Compliance	41

3.8. Banks	41

3.9. Brokers	41

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE GROUP	41

4.1. Formation, Organization, Authorization, Capitalization, Etc	41

4.2. Charter Documents	42

4.3. Corporate Records	42

4.4. Consents of Governmental Entities	42

4.5. Financial Condition	43

4.6. Taxes	43

4.7. Absence of Certain Developments	45

4.8. Officers and Directors	46

4.9. Affiliates	46

4.10. Contracts	46

4.11. Litigation; Compliance	48

4.12. Employee Matters	48

4.13. No Conflict; Consents	50

4.14. Assets	50

4.15. Environmental Laws and Regulations	50

4.16. Brokerage	52

4.17. Insurance	52

4.18. Banks	52

4.19. Business Relationships	52

4.20. Real Property	52

4.21. Intellectual Property	53

4.22. Service Warranties	54

4.23. Permits	54

4.24. Certain Payments	55

4.25. Accuracy of Information Furnished	55

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER	55

5.1. Buyer Representations	55

ARTICLE 6 CONDITIONS TO CLOSING AND CLOSING DELIVERIES	57

6.1. Conditions to Obligations of the Buyer	57

6.2. Conditions to Obligations of the Sellers	59

ARTICLE 7 NON-DISCLOSURE, NON-USE OF CONFIDENTIAL INFORMATION	60

7.1. Non-Disclosure and Non-Use	60

7.2. Return of Confidential Materials	61

7.3. Non-Solicitation	61

7.4. Essential to Agreement	61

ARTICLE 8 OTHER COVENANTS AND AGREEMENTS	61

8.1. Covenants To Be Observed by the Sellers	61

8.2. Covenants To Be Observed by the Buyer	64

8.3. Mutual Covenants	65

8.4. Acknowledgement by the Buyer; Disclaimers	68

8.5. HSR Act Filing	69

8.6. Parent Guarantee	70

ARTICLE 9 GOVERNING LAW; DISPUTE RESOLUTION	71

9.1. Governing Law	71

9.2. Dispute Resolution	71

ARTICLE 10 INDEMNITY	71

10.1. Indemnification	71

10.2. Limitations on Indemnification	73

10.3. Indemnification Procedures	73

10.4. Survival of Representations and Warranties	75

10.5. Materiality Qualifiers	75

ARTICLE 11 TERMINATION	76

11.1. Termination of Agreement	76

11.2. Effect of Termination	76

ARTICLE 12 MISCELLANEOUS PROVISIONS	76

12.1. Amendment and Modifications	76

12.2. Waiver of Compliance	77

12.3. Expenses	77

12.4. Further Assurances	77

12.5. No Waiver of Rights	77

12.6. Notices	77

12.7. Assignment	78

12.8. Counterparts	78

12.9. Headings	78

12.10. Entire Agreement	78

12.11. Third Party Beneficiaries	79

12.12. Severability	79

12.13. Representative	79

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (including the Exhibits and Schedules hereto, this “Agreement”) is made and entered into this 30th day of June, 2015, by and among Rocket Acquisition, Inc., a Delaware corporation (the “Buyer”), the Unit holders of Qualspec Group LLC, a Delaware limited liability company (the “Company”), listed on Schedule I hereto (collectively, the “Selling Unit Holders”), the Option Holders (as defined below) listed on Schedule II hereto, Clearview Capital Fund II (Parallel) L.P., a Delaware limited partnership that is the sole shareholder of the Clearview Blocker (as defined below) (the “Clearview Shareholder”), Northstar Mezzanine Partners V L.P., a Delaware limited partnership (in addition to its capacity as a Selling Unit Holder) that is the sole shareholder of the Northstar Blocker (as defined below) (the “Northstar Shareholder”, and together with the Selling Unit Holders, the Option Holders and the Clearview Shareholder, the “Sellers”), and Verify Representative LLC, a Delaware limited liability company, as representative of the Sellers (the “Representative”).

RECITALS

A. As set forth on Schedule I, the Selling Unit Holders are the record and beneficial owners of (i) 28,869.961 Class A-1 Preferred Units of the Company (the “Class A-1 Preferred Units”), (ii) 23,912.407 Class A-2 Preferred Units of the Company (the “Class A-2 Preferred Units”) and (iii) 1,696,832.3534 Common Units of the Company (the “Common Units” and together with the Class A-1 Preferred Units and the Class A-2 Preferred Units, collectively the “Units”) of the issued and outstanding Equity Interests (as defined herein) of the Company collectively being 100% (subject to dilution as a result of the exercise of the Options by the Option Holders immediately prior to the Closing) of the issued and outstanding Equity Interests (as defined herein) of the Company (“Seller Units”).

B. The Company has issued options (the “Options”) to acquire 168,182.468 Common Units (the “Option Units”) to the persons listed on Schedule II hereto (the “Option Holders”). Immediately prior to the Closing (as defined herein) the Option Holders will exercise all of the Options and acquire 168,182.468 Company Units and execute the Company Agreement (as defined herein). The Seller Units and the Option Units comprise 100% of the Equity Interests in the Company.

C. The Clearview Shareholder is the record and beneficial owner of 1,000 shares of the common stock, $0.01 par value per share, of Clearview Qualspec Holdings Inc., a Delaware corporation (the “Clearview Blocker”), comprising 100% of the issued and outstanding Equity Interests of the Clearview Blocker (the “Clearview Blocker Shares”).

D. The Northstar Shareholder is the record and beneficial owner of 1,000 shares of the common stock, $0.01 par value per share, of ATI/IESCO Investment Holdings Company, a Minnesota corporation (the “Northstar Blocker”), comprising 100% of the issued and outstanding Equity Interests of the Northstar Blocker (the “Northstar Blocker Shares”).

E. The Clearview Blocker is the record and beneficial owner of 38,933.5657 common units and 1,368.6425 preferred units of the issued and outstanding Equity Interests of Qualspec Holdings (as defined below) (the “Clearview Blocker Holdings Units”). The Clearview Blocker is a holding company that does not conduct, and has never conducted, any business other than to own the Clearview Blocker Holdings Units.

F. The Northstar Blocker is the record and beneficial owner of 24.02% of the general partnership interests of Northstar GP (as defined below) (“GP Interests”) and the Northstar Shareholder is the record and beneficial owner of 75.98% of the GP Interests, being collectively 100% of the GP Interests. The Northstar Blocker is a holding company that does not conduct, and has never conducted, any business other than to own GP Interests.

G. Northstar ATI/IESCO GP, a Minnesota general partnership (the “Northstar GP”) is the record and beneficial owner of 24,370.2181 common units and 856.6921 preferred units of the issued and outstanding securities of Qualspec Holdings (the “Northstar GP Holdings Units”). The Northstar GP is a holding company that does not conduct, and has never conducted, any business other than to own Northstar GP Holdings Units.

H. The Company is a holding company that does not conduct, and has never conducted, any business other than to own (i) 100% of the Equity Interests of Qualspec Inc., a Delaware corporation (“Qualspec Inc.”) and (ii) 1,214,895.3200 common units and 23,912.4077 preferred units of the issued and outstanding Equity Interests of Qualspec Holdings LLC, a Delaware limited liability company (“Qualspec Holdings”).

I. The Company, the Clearview Blocker and the Northstar GP collectively own all of the Equity Interests of Qualspec Holdings.

J. Qualspec Holdings is a holding company that does not conduct, and has never conducted, any business other than to own 100% of the Equity Interests of Qualspec LLC, a Delaware limited liability company (“Qualspec LLC”).

K. Qualspec Inc. and Qualspec LLC are the operating companies that conduct the Business (as defined herein).

L. The Buyer wishes to purchase (i) all of the Seller Units from the Selling Unit Holders, (ii) all of the Option Units from the Option Holders, (iii) all of the Clearview Blocker Shares from the Clearview Shareholder, (iv) all of the Northstar Blocker Shares from the Northstar Shareholder and (v) 75.98% of the GP Interests of the Northstar GP from the Northstar Shareholder.

M. (i) The Selling Unit Holders wish to sell all of the Seller Units to the Buyer, (ii) the Option Holders wish to sell all of the Option Units to the Buyer, (iii) the Clearview Shareholder wishes to sell all of the Clearview Blocker Shares to the Buyer, (iv) the Northstar Shareholder wishes to sell all of the Northstar Blocker Shares to the Buyer and (iv) the Northstar Shareholder wishes to sell 75.98% of the GP Interests in the Northstar GP to the Buyer.

N. Upon the consummation of such purchase and sale, the Buyer will, directly or indirectly, own all of the Equity Interests of each entity within the Acquired Group.

Accordingly, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1. Definitions. As used in this Agreement the following definitions shall apply:

“401(k) Plan” means the Qualspec 401(k) Plan, as amended and restated.

“Accounts Payable” means all notes and accounts payable of the Group as of the Closing.

“Accounts Receivable” means all notes and accounts receivable of the Group as of the Closing.

“Acquired Group” means the Group, the Blockers and the Northstar GP.

“Acquisition Proposal” has the meaning set forth in Section 8.1(g).

“Adjusted Purchase Price” means the Estimated Purchase Price as adjusted pursuant to Sections 2.3(b) and (c) and Section 2.7, plus $2,070,000 if the acquisition of Quantapoint pursuant to the QP Merger Agreement has not been consummated within the sixty (60) day period following the Closing Date as a result of Buyer’s (a) willful breach of the QP Merger Agreement and (b) refusal to consummate the transactions contemplated by the QP Merger Agreement.

“Affiliate” means, as to any Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. With respect to any natural person, the term Affiliate shall also include any member of said person’s immediate family, any family limited partnership for said person and any trust, voting or otherwise, of which said person is a trustee or of which said person or any of said person’s immediate family is a beneficiary. With respect to any trust, the term Affiliate shall also include any beneficiary or trustee of such trust. For purposes of the foregoing, the term “control” and variations thereof means the possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Appraisal Allocation” has the meaning set forth in Section 2.6(b).

“Appraiser” has the meaning set forth in Section 2.6(b).

“Arbitrator” means an arbitrator with respect to a dispute resolution pursuant to Section 8.2 and administered by the American Arbitration Association.

“Audit Firm” has the meaning set forth in Section 8.1(i)(ii).

“Blockers” means the Clearview Blocker and the Northstar Blocker.

“Books and Records” means all documents, instruments, papers, books and records, books of account, files and data (including customer and supplier lists), certificates and other documents kept by the Group in respect of the Business, including, without limitation financial statements, tax records (including Tax Returns), ledgers, minute books, copies of Contracts, policy manuals, licenses and Permits, operating data and environmental studies and plans.

“Business” means (a) the business of the Group, including the business of providing mechanical integrity, non-destructive testing, non-destructive examination and inspection services, rope access, equipment condition assessment and data collection to businesses operating in (or acting as a supplier to) the oil, refining, petrochemicals, natural gas, pharmaceuticals, pulp and paper, fine chemicals, fertilizer processing, power generation, utilities and cement production industries and other industries and (b) the Business (as defined in the QP Merger Agreement).

“Business Day” means any day other than a Saturday, Sunday or legal holiday in connection with which banks in New York, New York are authorized or permitted to close.

“Business Facility” means any property (whether real or personal) that any member of the Group currently leases, operates, owns or manages in any manner or which any member of the Group or any of their organizational predecessors formerly leased, operated, owned or managed in any manner.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.1(a).

“Charter Documents” means with respect to (i) a corporation, its certificate of incorporation or articles of incorporation and its bylaws, (ii) a limited or general partnership, its certificate of formation and its partnership agreement or its agreement of limited partnership agreement, (iii) a limited liability company, its limited liability company agreement and its certificate of formation, or (iv) a trust, its trust agreement or indenture.

“Claims” means any and all notices, claims, demands, Legal Proceedings, deficiencies Orders, and Losses assessed or sustained (or delivery and notification thereof), including, without limitation, the defense or settlement of any such Claim and the enforcement of all rights to indemnification under this Agreement.

“Clearview Blocker” has the meaning set forth in the recitals to this Agreement.

“Clearview Blocker Financial Statements” means the financial statements of the Clearview Blocker attached as Schedule 3.3B hereto.

“Clearview Blocker Holdings Units” has the meaning set forth in the recitals to this Agreement.

“Clearview Blocker Shares” has the meaning set forth in the recitals to this Agreement.

“Clearview Holder” has the meaning set forth in Section 3.2A(c).

“Clearview Shareholder” has the meaning set forth in the preamble to this Agreement.

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Balance Sheet” means an unaudited consolidated balance sheet of the Group (but excluding Quantapoint and any escrow accounts created or maintained in connection with the acquisition of Quantapoint) as at the Closing (including the consummation of the transaction contemplated by this Agreement) provided by Buyer pursuant to Section 2.3(b)(i).

“Closing Date” means the date that is no more than three (3) Business Days following the satisfaction of the conditions set forth in Article 6, or at such other date as the parties hereto shall agree.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the temporary and final regulations promulgated thereunder.

“Company” shall have the meaning given such term in the preamble to this Agreement.

“Company Agreement” means the limited liability company operating agreement of the Company.

“Consent” means any consent, authorization or approval, ratification, permission, notification, waiver or other similar action.

“Contract” means any written or oral contract, agreement, arrangement, memorandum of understanding, promise, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).

“Current Assets” means the current assets of the Group (but excluding Quantapoint and any escrow accounts created or maintained in connection with the acquisition of Quantapoint) as determined in accordance with GAAP, as set forth on and giving effect to the adjustments included on Schedule III hereto.

“Current Liabilities” means the current liabilities of the Group (but excluding Quantapoint) as determined in accordance with GAAP, as set forth on and giving effect to the adjustments included on Schedule III hereto, including Unpaid Transaction Costs, but excluding Indebtedness paid off at Closing or pursuant to Section 8.1(k).

“Customer Facility” means any property or facility owned, leased, operated or managed by a third party at which any member of the Group performs or has performed any services or operations.

“Direct Claim” means a Claim brought by one party to this Agreement against another party to this Agreement.

“Earnout Escrow Agent” means Manufacturers and Traders Trust Company, a New York banking corporation.

“Earnout Escrow Agreement” means the earnout escrow agreement among the Buyer, the Representative and the Earnout Escrow Agent in the form of Exhibit A hereto.

“Earnout Escrow Amount” means $5,000,000 to be funded by the Buyer pursuant to the Earnout Escrow Agreement.

“Earnout Payment” means $10,000,000 if EBITDA is equal to or greater than $25,600,000, provided, however, that if EBITDA is equal to or greater than $22,800,000 but less than $25,600,000, then the Earnout Payment shall be adjusted downward on a pro rata basis between such thresholds.

“Earnout Statement” means a written notice from the Buyer to the Representative delivering to the Representative (i) a copy of the consolidated unaudited balance sheet of the Group as at December 31, 2015 and the related unaudited statements of income, retained earnings and cash flows for the twelve (12)-month period then ended and (ii) the Buyer’s calculation of EBITDA for such period.

“Earnout Statement Date” means February 15, 2016.

“EBITDA” means the Group’s (but excluding Quantapoint) earnings before interest, income taxes, depreciation and amortization for the twelve (12)-month period ended December 31, 2015, calculated in accordance with GAAP as consistently applied with prior years and determined on a stand-alone basis as if the Group were an independent group and not affiliated with the Buyer and shall not include the effects of purchase accounting for the transactions contemplated by this Agreement, any overhead allocations from the Buyer or its Affiliates (other than within the Acquired Group on a basis consistent with past practices of the Group prior to the Closing Date) and shall be adjusted for one-time, non-recurring items such as those set forth on Schedule IV attached hereto. A representative calculation of EBITDA, including the one-time, non-recurring items used in the calculation thereof, for each of the twelve (12) months ended December 31, 2014 and March 31, 2015 is set forth on Schedule IV hereto.

“Effective Time” has the meaning set forth in Section 2.5.

“Employment Agreements” means every written employment, consultant or severance agreement to which any entity within the Acquired Group is a party.

“Environmental Laws” means those Laws relating to pollution or protection of human health and safety, the environment and natural resources, including, without limitation, Laws relating to the emission, release, discharge or disposal of Environmental Materials into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of or exposure to Environmental Materials. “Environmental Laws” includes, by way of example but not limitation, the Clean Water Act, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Migratory Bird Treaty Act, the Occupational Safety and Health Act and similar work exposure laws, and any state or local counterparts of the foregoing.

“Environmental Materials” means (i) those substances included within the statutory and/or regulatory definitions or listings of “hazardous substance,” “special waste,” “solid waste,” “hazardous waste,” “extremely hazardous substance,” “regulated substance,” “hazardous materials,” “toxic substances,” “pollutant” or “contaminant” under any applicable Environmental Law; (ii) any material, waste or substance which is or contains: (A) petroleum, oil or a fraction thereof, (B) explosives, or (C) radioactive materials (including naturally occurring radioactive materials); and (iii) such other substances, materials, or wastes that are classified or regulated under any applicable Environmental Law.

“Environmental Permits” means all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notices of intent, and exemptions and other forms of authorization necessary for the ownership, use and/or operation of the Business, or any Business Facility, or the operations of any Group member at any Customer Facility, to comply with Environmental Laws.

“EO Disputed Items” has the meaning set forth in Section 2.4(c).

“Equity Interest” means, with respect to any Person, any share, capital stock, partnership, membership or similar interest or other indicia of equity ownership (including, any option, warrant, profits interests or similar right or right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing) in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Closing Balance Sheet” means an estimate of the unaudited consolidated balance sheet of the Group (but excluding Quantapoint and any escrow accounts created or maintained in connection with the acquisition of Quantapoint) as at the Closing provided by the Representative, pursuant to Section 2.3(a).

“Estimated Net Working Capital” means an amount equal to the difference (which may be positive or negative) between (i) the Current Assets and (ii) the Current Liabilities, as set forth on the Estimated Closing Balance Sheet.

“Estimated Purchase Price” means an amount equal to $255,000,000, plus the Estimated Working Capital Adjustment (if positive), less the absolute value of the Estimated Working Capital Adjustment (if negative), less $2,070,000 if Quantapoint is not acquired by the Group prior to the Closing.

“Estimated Working Capital Adjustment” means an amount equal to the difference (which may be positive or negative) between Estimated Net Working Capital and Target Net Working Capital.

“Financial Statements” means (i) the consolidated audited balance sheet of the Group as at December 31, 2012 and the related audited statements of income, retained earnings and cash flows for the twelve (12)-month period then ended, together with the report therein by the Group’s independent certified public accountants and related notes and schedules thereto, (ii) the consolidated audited balance sheet of the Group as at December 31, 2013 and the related audited statements of income, retained earnings and cash flows for the twelve (12)-month period then ended, together with the report therein by the Group’s independent certified public accountants and related notes and schedules thereto, (iii) the consolidated audited balance sheet of the Group as at December 31, 2014 and the related audited statements of income, retained earnings and cash flows for the twelve (12)-month period then ended, together with the report therein by the Group’s independent certified public accountants and related notes and schedules thereto, (iv) the consolidated unaudited balance sheet (the “Balance Sheet”) of the Group (but excluding Quantapoint) as at March 31, 2015 (the “Balance Sheet Date”), and the related unaudited statements of income and cash flows of the Group (excluding Quantapoint) for the three-month period then ended (the “Interim Statements”), (v) the consolidated and consolidating audited balance sheet of Quantapoint and its Subsidiaries as at December 31, 2012 and the related consolidated and consolidating audited statements of income, retained earnings and cash flows for the twelve (12) month period then ended together with the report therein by the Quantapoint’s independent certified public accountants, (vi) the consolidated and consolidating audited balance sheet of Quantapoint and its Subsidiaries as at December 31, 2013 and the related consolidated and consolidating audited statements of income, retained earnings and cash flows for the twelve (12) month period then ended together with the report therein by the Quantapoint’s independent certified public accountants, (vii) the consolidated and consolidating unaudited balance sheet of Quantapoint and its Subsidiaries as at December 31, 2014 and the related consolidated and consolidating unaudited statements of income, retained earnings and cash flows for the twelve (12) month period then ended and (viii) the consolidated and consolidating unaudited balance sheet of Quantapoint and its Subsidiaries as at March 31, 2015, and the related consolidated and consolidating unaudited statements of income, retained earnings and cash flows for the three (3) month period then ended.

“Flow of Funds Sheet” means the Closing flow of funds sheet of this Agreement, set forth as Exhibit B, as modified prior to the Closing pursuant to the mutual agreement of the Buyer and the Representative.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Entity” means any government or agency, district, bureau, board, commission, court, department, political subdivision, tribunal, taxing authority or other instrumentality of any government, whether federal, state, county or local, domestic or foreign.

“Group” means the Company, Qualspec Inc., Qualspec Holdings, Qualspec LLC and their respective Subsidiaries.

“Group Plan” means with respect to each entity within the Group such entity’s employee benefit plans, policies, arrangements, and agreements, and each compensation, incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom equity, option, equity purchase, equity appreciation right and severance plan and arrangements including employee group or executive medical, life or disability insurance.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“Indebtedness” means, without duplication, with respect to the Acquired Group (a) all indebtedness for borrowed money (including all principal, interest, premiums, penalties and breakage fees, as well as any principal amounts outstanding under the Loan Agreements, and accrued and unpaid interest on indebtedness under the Loan Agreements), (b) any borrowed money obligations with the Sellers or any members of the Company, (c) all obligations evidenced by notes, bonds, debentures or similar instruments or pursuant to any guaranty, including pursuant to that certain Premium Finance Agreement, by and among the Company and First Funding Insurance Corporation, (d) all obligations evidenced by capitalized leases and other non-trade liabilities, (e) all reimbursement obligations in respect of any letter of credit, banker’s acceptance or similar credit transaction (but, for purposes of determining the amount of the indebtedness at Closing, only those reimbursement obligations that are due and payable as of immediately prior to the Closing), (f) guaranties of any Affiliate (other than the Acquired Group) or third party obligations, (g) interest rate, currency and other hedging arrangements, (h) any amounts due and owing pursuant to the settlement agreement with respect to the Settled Matter and (i) all amounts due pursuant to the Management Agreements, whether recorded or unrecorded; provided, however, that Indebtedness shall not include trade payables and accruals in accordance with past practices to the extent reflected on the Closing Balance Sheet.

“Independent Auditor” means Ernst & Young LLP.

“Indemnified Directors and Officers” has the meaning set forth in Section 8.2(b)(ii).

“Insurance Policies” means the Group’s insurance policies with (i) Catlin Specialty Ins. Co. (Primary CGL) policy numbers PKG-205064-1012 and PKG-205064-1013; (ii) Catlin Specialty Ins. Co. (Excess) policy numbers XSG-198372-1012 and XSG-198372-1013; (iii) Chubb (Commercial Excess) policy number 7957-98-10, (iv) HCC Specialty Ins. Co. (Primary Professional)712-11871 and 5712-100199 and (v) Alterra Excess and Surplus Lines Ins. Co. (Excess Professional) MAX PL0000533 and MAX 7PL0001002

“Insurance Proceeds” means the dollar amount, if any, to be paid by the insurance carrier under the Insurance Policies with respect to the Settled Matter.

“Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefore, trade name, license, invention, patent, patent application, trade dress, Proprietary and Confidential Information, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs and data bases (including the “Qualspec” name and all derivations thereof), domain names and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, whether registered or unregistered or domestic or foreign; provided, however that Intellectual Property Rights shall not include any shrink-wrapped, off the shelf, bundled with computers or downloaded software generally available to the public.

“Labor Agreement” means every collective bargaining agreement to which any entity within the Group is a party.

“Law” means any constitutional provision, statute or common law, rule, regulation, or interpretation of any Governmental Entity and any Order, whether domestic or foreign.

“Leased Real Property” has the meaning set forth in Section 4.20(b).

“Legal Proceedings” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or Claims or any other proceedings by or before a Governmental Entity or any arbitrator or arbitration panel or any mediator or mediation panel.

“Liability” means any liability, duty or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Loan Agreements” means, collectively, the documents evidencing the Indebtedness of the Acquired Group set forth on Schedule VI hereto.

“Losses” means any and all losses, damages, debts, Liabilities, obligations, deficiencies, penalties, interest, amounts paid in connection with Claims, amounts paid in settlement, costs (including court costs) and expenses, including reasonable attorneys’ and other professionals’ fees and disbursements and other amounts paid or incurred in connection with the enforcement of rights (whether by Law or pursuant to this Agreement) to recover Losses but shall not include any punitive, speculative, treble, exemplary or indirect damages (unless such damages result from a Claim made by a Person that is not an Affiliate of any of the parties hereto).

“Management Agreements” has the meaning set forth in Section 6.1(o).

“Material Adverse Change” means a (i) material adverse change in the ability of the Sellers to consummate the transactions contemplated by this Agreement, or (ii) a material adverse change in the business, assets, condition (financial or otherwise), Liabilities, results of operations or prospects of the Business or the Acquired Group taken as a whole; provided, however, that one or more of the following changes shall not constitute a Material Adverse Change: (a) any change in the United States or foreign economies or securities or financial markets in general; (b) any change that generally affects the industry in which the Company operates; (c) any change arising in connection with Acts of God, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (d) any change resulting from any action taken by the Buyer or any of its Affiliates with respect to the transactions contemplated hereby; (e) any changes in applicable Laws or GAAP; (f) any change resulting from the public announcement of this Agreement, compliance by the Sellers with terms of this Agreement or the consummation by the Sellers of the transactions contemplated by this Agreement; except with respect to the foregoing clauses (a) through (e), such change, condition or occurrence to the extent to which the impact on the Company and its Subsidiaries is disproportionate to other participants in the same line of business as the Business.

“Material Contract” has the meaning set forth in Section 4.10(a).

“Net Working Capital” means the difference (which may be positive or negative) between the Current Assets and the Current Liabilities, as set forth in the Closing Balance Sheet.

“Non-Competition Agreements” has the meaning set forth in Section 6.1(s).

“Northstar Blocker” has the meaning set forth in the recitals to this Agreement.

“Northstar Blocker Financial Statements” means the financial statements of the Northstar Blocker attached as Schedule 3.3C hereto.

“Northstar Blocker Shares” has the meaning set forth in the recitals to this Agreement

“Northstar GP” has the meaning set forth in the recitals to this Agreement.

“Northstar GP Financial Statements” means the financial statements of the Northstar GP attached as Schedule 3.3D hereto.

“Northstar GP Holdings Units” has the meaning set forth in the recitals to this Agreement.

“Northstar Shareholder” has the meaning set forth in the preamble to this Agreement.

“Objection Notice” means a written notice stating in reasonable detail (i) the Representative’s objections to the Closing Balance Sheet and the Working Capital Adjustment pursuant to Section 2.3(b), (ii) the Representative’s objections to the Buyer’s determination of any Earnout Payment pursuant to Section 2.4(b) or (iii) the Representative’s objections to the Buyer’s determination of the QP WC Reconciliation pursuant Section 2.7(b).

“Option Holder” has the meaning set forth in the recitals to this Agreement.

“Option Units” has the meaning set forth in the recitals to this Agreement.

“Options” has the meaning set forth in the recitals to this Agreement.

“Order” means any decree, injunction, judgment, order, award, ruling, assessment or writ by a court, administrative agency, other Governmental Entity, arbitrator or arbitration panel.

“Ordinary Course of Business” means the ordinary course of business, consistent with past custom and practice, including with regard to nature, frequency and magnitude; provided, however, that any breach of, violation of, noncompliance with or failure to perform under any Contract or applicable Law in any material respect shall be deemed not to be in the Ordinary Course of Business.

“Pay-off Letters” means the letters, and any updates thereto, to be sent prior to Closing by lenders to any entity within the Acquired Group under the Loan Agreements, which letters shall specify the aggregate amount of Indebtedness that will be outstanding as of the Closing Date under each Loan Agreement and wire transfer information for each such lender to be paid at the Closing.

“PE Sellers” means Clearview Captial Fund II, L.P., Clearview Capital Fund II (Parallel), L.P., Clearview Capital GP, LLC, National City Equity Partners, LLC and Northstar Mezzanine Partners V L.P.

“Permits” means any material license, franchise, permit, order or approval, pre-manufacturing notices, or other similar authorization issued by a Governmental Entity affecting, or relating in any way to, the Business as conducted by the Acquired Group.

“Permitted Liens” means (i) statutory liens for mechanics’, carriers’, workmen’s, warehousemen’s, materialmen’s, repairmen’s or other like liens arising in the Ordinary Course of Business which are not due and payable as of the Closing Date to the extent accrued on the Closing Balance Sheet if required to be accrued on the Closing Balance Sheet in accordance with GAAP, (ii) liens arising under original purchase price conditional sale contracts and equipment leases with third parties entered into in the Ordinary Course of Business to the extent accrued on the Closing Balance Sheet, (iii) statutory liens for Taxes that are not yet delinquent or liens for Taxes being contested in good faith by any appropriate proceedings to the extent accrued on the Closing Balance Sheet, and (iv) other imperfections of title, restrictions or encumbrances of record, if any, which liens, imperfections of title, restrictions or other encumbrances do not materially impair the value or the continued use or occupancy and operation of the specific assets to which they relate substantially in the manner currently operated.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, estate, unincorporated organization or Governmental Entity.

“Pre-Closing Period” means any period that ends on or before the Closing Date (including any period that ends as a result of the Closing) or, with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the Closing Date.

“Pro Rata Portion” means with respect to any Seller, the percentage set forth opposite such Seller’s name on Schedule 2.2 hereto.

“Proprietary and Confidential Information” means any information of the Acquired Group that is not generally known to the public or to the Acquired Group’s competitors in the industry, is used in the business of the Acquired Group, or gives the Acquired Group an advantage over businesses that do not know the information. “Proprietary and Confidential Information” includes know-how, trade secrets, customer lists, supplier lists, referral source lists, computer software or data of any sort developed or compiled by the Acquired Group, algorithms, source or other computer code, requirements and specifications, procedures, security practices, regulatory compliance information, personnel matters, employee certifications, employee wage and billing rates, drawings, specifications, instructions, methods, processes, techniques, formulae, costs, profits or margin information, markets, sales, pricing policies, operational methods, plans for future development, data drawings, samples, processes, products, the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Acquired Group with respect to the Business.

“Purchase Price” means the amount equal to the sum of (i) the Adjusted Purchase Price and (ii) the Earnout Payment, if any.

“QP Closing Balance Sheet” has the meaning set forth in Section 2.7(a).

“QP Merger Agreement” means that certain Agreement and Plan of Merger, dated June 12, 2015, by and among Qualspec Inc., Quantapoint Merger Sub Inc., Quantapoint, Inc., the stockholders of Quantapoint set forth on Schedule I thereto, NCP-2, L.P. and Scorpio Resources, LLC.

“QP WC Adjustment” has the meaning set forth in Section 2.7(a).

“QP WC Reconciliation” has the meaning set forth in Section 2.7(a).

“Qualspec LLC” has the meaning set forth in the recitals to this Agreement.

“Quantapoint” means Quantapoint, Inc., a Delaware corporation.

“Release Time” means the earlier of the Closing and the rightful abandonment or termination of this Agreement pursuant to Section 10.1.

“Representative” has the meaning given to such term in the preamble.

“Requisite Financial Statement Information” has the meaning set forth in Section 8.1(i)(i).

“Restricted Sellers” means those individuals listed on Schedule V hereto.

“Restrictions” means all restrictions, limitations, liens, pledges, encumbrances, security interests, Taxes, voting trusts and agreements, options, warrants, calls and rights of first refusal.

“Schedules” means the disclosure schedules to this Agreement and delivered to Buyer on the date of this Agreement.

“Securities Act” has the meaning set forth in Section 8.1(i)(i).

“Seller Releases” has the meaning set forth in Section 6.1(m).

“Seller Units” has the meaning set forth in the recitals to this Agreement.

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Selling Unit Holders” has the meaning set forth in the preamble to this Agreement.

“Settled Matter” has the meaning set forth on Schedule 1.1(b).

“Settlement Date” means, as applicable, (i) the date on which the Closing Balance Sheet is finally determined pursuant to Section 2.3(c), (ii) the date on which the Earnout Payment is determined pursuant to Section 2.4(c) or (iii) the date on which the QP WC Reconciliation is determined pursuant to Section 2.7.

“Solicitation” has the meaning set forth in Section 8.1(g).

“Subsidiary” means each entity, at least fifty percent (50%) of the capital stock or other Equity Interests of which are controlled or owned, directly or indirectly, by the Company.

“Target Net Working Capital” means the amount equal to $15,000,000.

“Tax” or “Taxes” means all federal, state, local and foreign taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature imposed by any Governmental Entity (including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, actions, duties, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, minimum, environmental and windfall profits taxes), including any liability therefore as a result of Treasury Regulation Section 1.1502-6 or any similar provision of applicable Law, or as a result of any Tax sharing or similar agreement, by reason of being a successor-in-interest or transferee of another entity, together with any interest, penalties, and additions to tax or additional amount imposed by any federal, state, local or foreign taxing authority.

“Tax Proceeding” means an audit, examination, investigation, or Legal Proceeding relating to any Tax.

“Tax Return” includes any return, declaration, report, Claim for refund or credit, information return or statement, and any amendment thereto, including any consolidated, combined, unitary or separate return or other document (including any related or supporting information or schedule), filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or the administration of any Laws covered by Laws or administrative requirements relating to Taxes.

“Territory” means the United States of America.

“Third Party Claim” has the meaning set forth in Section 10.3(a).

“Transaction Documents” means, collectively, this Agreement, the Schedules, the Earnout Escrow Agreement, the Non-Competition Agreements, the Seller Releases and any other contract or document by and among the parties that is executed and delivered on the date hereof or at Closing.

“Units” has the meaning set forth in the recitals to this Agreement.

“Unpaid Transaction Costs” means (a) all of the fees and expenses (including all fees, expenses and disbursements of counsel, accountants, investment bankers, experts, and consultants to the Acquired Group and its Affiliates and representatives) incurred or payable by any entity within the Acquired Group in connection with the preparation, negotiation, execution and consummation of the transactions contemplated by this Agreement that remain unpaid at the Closing and (b) all payments to any employee of any entity within the Acquired Group that become due and payable by any entity within the Acquired Group upon the consummation of the transactions contemplated by this Agreement pursuant to an arrangement made between any entity within the Acquired Group and such employee that remain unpaid as at the Closing.

“WC Disputed Items” has the meaning set forth in Section 2.3(b)(iii).

“Working Capital Adjustment” means an amount equal to the difference (which may be positive or negative) between the Net Working Capital and the Estimated Net Working Capital.

1.2. Terms Generally; Certain Rules of Construction. Definitions in this Agreement and the other Transaction Documents shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The term “dollars” and “$” means United States dollars. All references in this Agreement or any other Transaction Document to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to this Agreement or any other Transaction Document in which used, except as otherwise provided. Unless otherwise expressly provided herein or unless the context shall otherwise require, any references as of any time to the “Certificate of Incorporation,” “By-laws” or other organizational or constituent documents of any Person, to any Contract, instrument or document or to any Law or any specific section or other provision thereof, shall be deemed a reference to the foregoing as amended and supplemented through such time (and, in the case of a Law or specific section or other provision thereof, to any successor of such Law, section or other provision). Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is required to be taken or notice is required to be given on or before a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deemed timely if it is taken or given on or before the next Business Day. Unless otherwise expressly provided herein or unless the context shall otherwise require, any provision using a defined term which is based on a specified relationship between one Person and one or more other Persons shall, as of any time, refer only to such Persons who have the specified relationship as of that particular time. Expressions, in any form, regarding the “knowledge of” the Sellers, collectively, or the Company with regard to any matter refer to the actual knowledge of Declan Rushe, Clarke Coccari and Paul Caliento.

ARTICLE 2

THE PURCHASE

2.1. Purchase and Sale of the Securities. Subject to and upon the terms and conditions of this Agreement, (i) the Selling Unit Holders hereby agree to sell, transfer, convey, assign and deliver to the Buyer, and the Buyer hereby agrees to purchase, acquire and accept the Seller Units from the Selling Unit Holders, at the Closing, (ii) the Option Holders hereby agree to sell, transfer, convey, assign and deliver to the Buyer, and the Buyer hereby agrees to purchase, acquire and accept the Option Units from the Option Holders at the Closing, (iii) the Clearview Shareholder hereby agrees to sell, transfer, convey, assign and deliver to the Buyer, and the Buyer hereby agrees to purchase, acquire and accept the Clearview Blocker Shares from the Clearview Shareholder, at the Closing, (iv) the Northstar Shareholder hereby agrees to sell, transfer, convey, assign and deliver to the Buyer, and the Buyer hereby agrees to purchase, acquire and accept the Northstar Blocker Shares from the Northstar Shareholder, at the Closing, and (v) the Northstar Shareholder hereby agrees to sell, transfer, convey, assign and deliver to the Buyer, and the Buyer hereby agrees to purchase, acquire and accept, at the Closing, a 75.98%

GP Interest in the Northstar GP, in each case free and clear of any Restrictions whatsoever. At the Closing, (i) the Selling Unit Holders shall deliver to the Buyer the Seller Units free and clear of any Restrictions, (ii) the Option Holders shall deliver to the Buyer the Option Units free and clear of any Restrictions, (iii) the Clearview Shareholder shall deliver to the Buyer the Clearview Blocker Shares free and clear of any Restrictions (with certificates representing such Clearview Blocker Shares duly endorsed in blank or accompanied by duly executed stock powers), (iv) the Northstar Shareholder shall deliver to the Buyer the Northstar Blocker Shares free and clear of any Restrictions (with certificates representing such Northstar Blocker Shares duly endorsed in blank or accompanied by duly executed stock powers) and (v) the Northstar Shareholder shall deliver a 75.98% GP Interest in the Northstar GP free and clear of any Restrictions.

2.2. Purchase Price. The Estimated Purchase Price shall be payable by the Buyer at the Closing in cash as follows: (i) amount of Indebtedness set forth in the Pay-off Letters to the holders of the Acquired Group’s outstanding Indebtedness as set forth on the Flow of Funds Sheet, (ii) the amount of the bonuses to those individuals and in the respective amounts (including any and all income, employment and other Taxes associated with such payments) that are each set forth on the Flow of Funds Sheet, (iii) the amount of the costs and expenses of any of the Sellers or any entity within the Acquired Group that are incurred or payable in connection with the preparation, negotiation, execution or consummation of the transactions contemplated by this Agreement and that are set forth on the Flow of Funds Sheet and (iv) the balance to the Representative to be allocated among the Sellers as set forth on Schedule 2.2. The Estimated Purchase Price shall be payable by wire transfer in immediately available funds to the respective accounts as set forth on the Flow of Funds Sheet. Each of the Sellers hereby acknowledges and agrees that (i) receipt of the portion of the Estimated Purchase Price by the Representative as set forth in the preceding sentence shall be deemed to satisfy Buyer’s obligation to deliver the Estimated Purchase Price to Sellers hereunder and (ii) the Representative shall be solely responsible for determining the portion of the Purchase Price (including the Estimated Purchase Price and Adjusted Purchase Price) that such Seller is entitled to receive pursuant to this Agreement, taking into account the allocation of the Purchase Price once determined pursuant to Section 2.6.

2.3. Purchase Price Adjustment.

(a) At least three (3) Business Days prior to the Closing Date:

(i) The Representative shall deliver to the Buyer the Estimated Closing Balance Sheet and a schedule setting forth the Estimated Working Capital Adjustment. The Estimated Closing Balance Sheet shall be prepared in accordance with GAAP, and in a manner consistent with past practice of the Group and Schedule III hereto and shall not take into consideration the effects of purchase accounting for the transactions contemplated by this Agreement.

(ii) Before the Closing, the Representative and the Buyer shall in good faith mutually determine the Estimated Working Capital Adjustment.

(b) Following the Closing Date, the Purchase Price shall be adjusted as set forth below:

(i) The Buyer shall prepare and deliver to the Representative, within seventy-five (75) days after the Closing Date, the Closing Balance Sheet which shall set forth a calculation of (1) Net Working Capital and (2) the Working Capital Adjustment. The Closing Balance Sheet and the Working Capital Adjustment shall be prepared in accordance with GAAP in a manner consistent with past practice of the Group and shall not take into consideration the effects of purchase accounting for the transactions contemplated by this Agreement.

(ii) On or prior to the thirtieth (30th) day following the Buyer’s delivery of the Closing Balance Sheet, the Representative may give the Buyer an Objection Notice. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor. Any determination set forth on the Closing Balance Sheet which is not specifically objected to in the Objection Notice shall be deemed acceptable and shall be final and binding upon the parties. If the Representative does not give the Buyer an Objection Notice within such 30-day period, then the Closing Balance Sheet will be conclusive and binding upon the parties and the Working Capital Adjustment set forth in the Closing Balance Sheet will be final and binding upon the parties for purposes of calculating the Purchase Price under this Agreement. During such 30-day period, the Buyer will provide the Representative with reasonable access to the relevant Books and Records and the Group’s accounting personnel during normal business hours and upon reasonable notice.

(iii) Following the Buyer’s receipt of any Objection Notice, the Buyer and the Representative shall negotiate in good faith to resolve such dispute. In the event that the Representative and the Buyer fail to agree on any of the Representative’s objections set forth in the Objection Notice within 30 days after the Buyer receives the Objection Notice, the Representative and the Buyer shall engage the Independent Auditor to resolve any items remaining in dispute (the “WC Disputed Items”). The Independent Auditor shall within the 30-day period immediately following referral of the Closing Balance Sheet to the Independent Auditor, make the final determination of the WC Disputed Items and the resulting Closing Balance Sheet and the Working Capital Adjustment in accordance with the terms of this Agreement. The Buyer and the Representative each shall provide the Independent Auditor with their respective determinations of the WC Disputed Items and the resulting Closing Balance Sheet and the Working Capital Adjustment; provided, that such determinations may not differ to the detriment of the other party from the Closing Balance Sheet delivered pursuant to Section 2.3(b)(i) or the Objection Notice, as applicable. The Independent Auditor shall make an independent determination of the WC Disputed Items and resulting Working Capital Adjustment that, assuming compliance with the previous clause, shall be within the range proposed by the Buyer and the Representative, respectively, and shall be final and binding on the Sellers, the Representative and the Buyer; provided that the Independent Auditor shall in no event modify any components or calculations of the Working Capital Adjustment that are not WC Disputed Items. The fees, costs and expenses of the Independent Auditor shall be paid by the party whose net Working Capital Adjustment was different by the greater amount from that of the Independent Auditor.

(c) Promptly after the Closing Balance Sheet and the Working Capital Adjustment are determined and become final and binding on the parties under this Section 2.3, the Adjusted Purchase Price shall be calculated by giving effect to such final and binding determinations. If the Adjusted Purchase Price exceeds the Estimated Purchase Price, then the Buyer shall pay to the Representative within two (2) Business Days following the Settlement Date, an amount equal to the amount by which the Adjusted Purchase Price exceeds the Estimated Purchase Price. If the Estimated Purchase Price exceeds the Adjusted Purchase Price, then the Representative shall pay to the Buyer, within two (2) Business Days following the Settlement Date, an amount equal to the amount by which the Estimated Purchase Price exceeds the Adjusted Purchase Price.

(d) The Buyer and the Sellers shall each make reasonably available to the Independent Auditor all relevant Books and Records relating to the Group, as reasonably requested by the Independent Auditor and shall use commercially reasonable efforts to cooperate with the Independent Auditor in resolving any disputed matters.

(e) The parties agree that, from and after the Closing, the provisions of this Section 2.3 and the arbitration and the arbitration provisions contemplated in this Section 2.3 shall be the exclusive remedy and exclusive forum of the parties with respect to the Working Capital Adjustment contemplated in this Section 2.3, provided, however, that if a party fails to timely pay any sums required to be paid by it pursuant to this Section 2.3 the dispute resolution provisions of Article 9 of this Agreement shall apply.

2.4. Earnout.

(a) The Buyer shall prepare and deliver the Earnout Statement to the Representative no later than the Earnout Statement Date.

(b) On or prior to the thirtieth (30th) day following the Buyer’s delivery of the Earnout Statement, the Representative may give the Buyer an Objection Notice. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor. Any determination set forth on the Earnout Statement which is not specifically objected to in the Objection Notice shall be deemed acceptable and shall be final and binding upon the parties upon delivery of the Objection Notice. If the Representative does not give the Buyer an Objection Notice within such 30-day period, then the Earnout Statement will be conclusive and binding upon the parties and the calculation of the Earnout Payment, if any, set forth in the Earnout Statement will be final and binding upon the parties for purposes of calculating the Earnout Payment under this Agreement. During such 30-day period, the Buyer shall provide the Representative with reasonable access to the relevant Books and Records and the Group’s accounting personnel during normal business hours and upon reasonable notice.

(c) Following the Buyer’s receipt of any Objection Notice, the Buyer and the Representative shall negotiate in good faith to resolve such dispute. In the event that the Representative and the Buyer fail to agree on any of the Representative’s objections set forth in the Objection Notice within 30 days after the Buyer receives the Objection Notice, the

Representative and the Buyer shall engage the Independent Auditor to resolve any items remaining in dispute (the “EO Disputed Items”). The Independent Auditor shall within the 30-day period immediately following referral of the Earnout Statement to the Independent Auditor, make the final determination of the EO Disputed Items and the resulting Earnout Payment in accordance with the terms of this Agreement. The Buyer and the Representative each shall provide the Independent Auditor with their respective determinations of the EO Disputed Items and the resulting Earnout Payment; provided, that such determinations may not differ to the detriment of the other party from the Earnout Statement delivered pursuant to Section 2.4(a) or the Objection Notice, as applicable. The Independent Auditor shall make an independent determination of the EO Disputed Items and resulting Earnout Payment that, assuming compliance with the previous clause, shall be within the range proposed by the Buyer and the Representative, respectively, and shall be final and binding on the Sellers, the Representative and the Buyer if such independent determination is within the range proposed by the Buyer; provided that the Independent Auditor shall in no event modify any components or calculations of the Earnout Statement that are not EO Disputed Items. The fees, costs and expenses of the Independent Auditor shall be paid by the party whose Earnout Payment was different by the greater amount from that of the Independent Auditor.

(d) Promptly after the Earnout Payment is determined and becomes final and binding on the parties under this Section 2.4, the Purchase Price shall be recalculated by giving effect to such final and binding determinations. If an Earnout Payment is due to be paid to the Sellers then the Buyer and the Representative shall cause the Earnout Escrow Agent to pay by wire transfer of immediately available funds to the Representative from the Earnout Escrow Amount within two (2) Business Days following the Settlement Date, an amount equal to the Earnout Payment up to the Earnout Escrow Amount. If the Earnout Escrow Amount is less than the Earnout Payment then the Buyer shall pay by wire transfer of immediately available funds to the Representative the amount of such excess within two (2) Business Days following the Settlement Date. If the Earnout Escrow Amount is greater than the Earnout Payment then any remaining balance of the Earnout Escrow Amount shall be released to the Buyer pursuant to the Earnout Escrow Agreement and the Representative shall join Buyer in instructing the Earnout Escrow Agent to pay any such remaining balance to Buyer from the Earnout Escrow Amount within two (2) Business Days following the Settlement Date.

(e) The Buyer shall make reasonably available to the Independent Auditor all relevant Books and Records relating to the Group, as reasonably requested by the Independent Auditor and shall use commercially reasonable efforts to cooperate with the Independent Auditor in resolving any disputed matters.

(f) The parties agree that, from and after the Closing, the provisions of this Section 2.4 and the arbitration and the arbitration provisions contemplated in this Section 2.4 shall be the exclusive remedy and exclusive forum of the parties with respect to the Earnout Payment contemplated in this Section 2.4, provided, however, that if a party fails to timely pay any sums required to be paid by it pursuant to this Section 2.4 the dispute resolution provisions of Article 9 of this Agreement shall apply.

(g) After the Closing and through December 31, 2015, the Buyer shall cause the Group to be operated as a stand-alone business with unaudited consolidated financial statements of the Group being prepared in accordance with GAAP and consistent with Schedule IV on a stand-alone basis and on a basis consistent with the prior practices of the Group and shall not take any action with respect to the Group that would be reasonably likely to result in EBITDA to be calculated on a basis other that as is consistent with prior practices. Specifically, the following items will not be taken into account in the calculation of EBITDA:

(i) all general administrative overhead costs, expenses or charges incurred by the Buyer that are not in connection with the operations or business of the Group, including all (1) fees of the Buyer arising in connection with the transactions contemplated by this Agreement, management fees or similar fees or other corporate charges and (2) costs, expenses and charges related to (x) employees providing joint or shared services to the Group and the Buyer or any of the Buyer’s Affiliates, (y) space or facilities shared or jointly used by the Group and the Buyer or any of the Buyer’s Affiliates and (z) the cost to the Buyer to fund its portion of the cost of the “tail” insurance policy referenced in Section 8.2(b)(ii) hereof; provided, that, (A) specific administrative, operating and other costs, expenses and charges that are for the benefit of the Group that are directly incurred by the Group or otherwise paid by the Buyer (or an Affiliate of the Buyer) and allocated to the Group shall be taken into account on a pro rata basis between the Group and the Buyer and (B) costs for billable technicians of the Buyer may be charged to the Group at cost only for such time that is actually billable by the Group to the Group’s customer and shall be taken into account in the calculation of EBITDA subject to any other applicable exclusions or adjustments set forth herein;

(ii) all non-cash expenses, charges, losses or other liabilities related to (1) the write-down or write-off of any intangible asset of the Group as a result of the impairment thereof; (2) non-cash compensation expenses that arise solely as a result of the Buyer’s or its Affiliates’ compensation policies implemented with respect to the Group after the Closing, and (3) purchase accounting adjustments;

(iii) all non-cash income related to the release or reversal of any reserves that existed on the Balance Sheet as at December 31, 2014;

(iv) expenses, charges or other losses (i) incurred in connection with the preparation and completion of the Working Capital Adjustment and the Earnout Statement or arbitration, litigation, other dispute resolution or other costs arising out of disputes relating to this Agreement or (ii) for which the Buyer or any of its Subsidiaries (including the Group) have received insurance recovery;

(v) all income and expenses related to the Settled Matter;

(vi) all transaction or exit bonuses, option expenses and other costs and fees paid at the Closing by the Group;

(vii) all incremental costs and expenses of the Group or the Buyer incurred by reason of the Buyer’s being a subsidiary of a publicly traded company, including any fees paid to accountants, auditors and lawyers, necessary for the Buyer to cause the Group to comply with the rules and standards of the Public Company Accounting Oversight Board and other Laws and exchange requirements relating to being publicly traded company;

(viii) any extraordinary gain or loss, including (without limitation) any gain or loss from any sale, exchange, or other disposition of assets (tangible or intangible) outside of the ordinary course of the business of the Group; or

(ix) any decrease in profitability of the Group resulting from such actions as increases in employee compensation or benefits, increases in personnel, purchases or rental of assets, in each case not in the Ordinary Course of Business, write-offs and customer discounts not in the Ordinary Course of Business, delays in collections from customers not in the Ordinary Course of Business or similar changes from the Ordinary Course of Business.

2.5. Closing. The Closing of the transactions contemplated by this Agreement shall occur electronically via email and facsimile as at 11:59 p.m. on the Closing Date (the “Effective Time”); provided, however, that if the parties mutually agree to a physical closing or it is required by the lenders providing debt financing with respect to the transaction contemplated by this Agreement, then the Closing shall occur on the Closing Date at the offices of Locke Lord LLP, 600 Travis, Suite 2800, Houston, TX 77002 on the Closing Date.

2.6. Allocation of the Purchase Price.

(a) Tax Treatment. The parties agree that, for income tax purposes, the purchase and sale of the Seller Units and the Option Units shall be treated as a sale of partnership interests in the Company by the Selling Unit Holders and Option Holders and a purchase of the assets (including its Equity Interest in Qualspec Holdings), subject to the liabilities of the Company, by the Buyer, pursuant to Situation 2 of Internal Revenue Service Rev. Rul. 99-6, 1999-1 C.B. 432. The parties further agree to prepare and file or cause to be prepared and filed all income Tax Returns in all respects and for all purposes consistent with such Tax treatment.

(b) Allocation Amongst the Acquired Group and Assets of Qualspec Holdings. The parties agree that the Purchase Price shall be allocated amongst each entity within the Acquired Group (and assets of Qualspec Holdings and Qualspec LLC) based on the final Appraisal Allocation (as defined below) set forth herein. Promptly following Closing, the Buyer shall engage an independent public accounting firm (the “Appraiser”) to provide an independent appraisal (“Appraisal Allocation”) (i) as to the fair market value as of the Closing Date of each entity within the Acquired Group (with the exception of Qualspec LLC, which is treated as a “disregarded entity” for U.S. federal income Tax purposes) and (ii) as to the fair market value of the underlying assets of Qualspec Holdings (which would include the assets of Qualspec LLC, treated as a “disregarded entity” for U.S. federal income Tax purposes), which shall be determined in a manner consistent with Code Sections 755 and 1060(d) and the Treasury Regulations thereunder, based upon the allocated Purchase Price and any liabilities assumed. The Appraiser shall deliver the Appraisal Allocation to the Representative and the Buyer on or prior to the sixtieth (60th) day following the Closing Date. The Representative and Buyer shall have thirty (30) days following receipt of the Appraisal Allocation to object in writing to the Appraisal Allocation, providing a detail description as to any objections. During such thirty (30) day period, the Buyer shall afford the Representative and its accountants full access to the books and records of the Buyer as they pertain to the allocations. If the Representative and/or Buyer object to the Appraisal Allocation within such thirty (30) day period, the disputed components of the Appraisal Allocation shall be considered by the Appraiser and the Appraiser shall render a final written decision resolving the matter, including a final Appraisal Allocation, within twenty (20) days following the last submission of any timely objections. If the Representative and Buyer both fail to timely object to the Appraisal Allocation as originally prepared by the Appraiser, such Appraisal Allocation shall be deemed final for purposes of this Agreement. The costs and expenses of the Appraiser shall be borne by Buyer.

(c) Binding Effect. The parties shall be bound by the allocations pursuant to this Section 2.6, and (i) shall apply such allocation for all purposes, including the Purchase Price allocation and determining any Taxes, (ii) shall prepare and file all Tax Returns including, with respect to Qualspec Holdings (applying Revenue Ruling 99-6, 1999-1 C.B. 432, Situation 2 with respect to the acquisition of the Company) and Northstar GP, for purposes of Section 751 of the Code and the statement required to be filed under Treasury Regulations Section 1.751-1(a)(3), and Section 755 of the Code and the tax basis adjustments under Section 743 of the Code, in a manner consistent with such allocations, and (iii) shall not take any position inconsistent with such allocation in any Tax Return, Tax Proceeding or otherwise. In the event that any allocation hereunder is questioned, audited or disputed by any Governmental Entity, the party receiving notice thereof shall promptly notify and consult with the other parties concerning the strategy for the resolution thereof, and shall keep the other parties apprised of the status of such question, Tax Proceeding and the resolution thereof.

2.7. Quantapoint Working Capital.

(a) By the later of (i) seventy-five (75) days after the Closing Date and (ii) the date on which the Working Capital Adjustment (as defined in the QP Merger Agreement) (the “QP WC Adjustment”) is finally determined pursuant to the QP Merger Agreement, the Buyer shall prepare and deliver to the Representative the final Closing Balance Sheet (as defined in the QP Merger Agreement) (the “QP Closing Balance Sheet”), the QP WC Adjustment and the resulting amount, if any, either owed by Buyer or Sellers as calculated in accordance with the methodology and examples set forth on Schedule VII (the “QP WC Reconciliation”).

(b) On or prior to the thirtieth (30th) day following the Buyer’s delivery of the information and calculations set forth in Section 2.7(a), the Representative may give the Buyer an Objection Notice; provided, that neither the Representative nor any Seller shall be permitted to object to the QP WC Adjustment or the QP Closing Balance Sheet underlying the calculation of the QP WC Reconciliation, and may only object to the calculation of the QP WC Reconciliation as being inconsistent with the methodology and examples set forth on Schedule VII. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor. If the Representative does not give the Buyer an Objection Notice within such thirty (30) day period, then the amount of the QP WC Reconciliation will be conclusive and binding upon the parties.

(c) Following the Buyer’s receipt of any Objection Notice, the Buyer and the Representative shall negotiate in good faith to resolve such dispute. In the event that the Representative and Buyer fail to agree on any of the Representative’s objections set forth in the Objection Notice within thirty (30) days after the Buyer receives the Objection Notice, the Representative and the Buyer shall engage the Independent Auditor to resolve any remaining dispute. The Independent Auditor shall within the thirty (30) day period immediately following referral of the QP WC Reconciliation to the Independent Auditor, make the final determination of the QP WC Reconciliation in accordance with the terms of this Agreement. The Buyer and the Representative shall each provide the Independent Auditor with their respective determinations of the QP WC Reconciliation; provided that such determinations may not differ to the detriment of the other party from the QP WC Reconciliation delivered by Buyer pursuant to Section 2.7(a) or the Objection Notice, as applicable. The Independent Auditor shall make an independent determination of the QP WC Reconciliation that, assuming compliance with the previous clause, shall be final and binding on the Sellers, the Representative and the Buyer; provided that for the avoidance of doubt, the Independent Auditor shall in no event modify the QP WC Adjustment or the QP Closing Balance Sheet. The fees, costs and expenses of the Independent Auditor shall be paid by the party whose QP WC Reconciliation was different by the greater amount from that of the Independent Auditor.

(d) The QP WC Reconciliation shall be paid by the Buyer or the Representative, as applicable, within two (2) Business Days following the Settlement Date, an amount equal to the QP WC Reconciliation. The Sellers hereby acknowledge and agree that receipt of (i) the portion of the Estimated Purchase Price by the Representative as set forth in Section 2.2, (ii) the payment, if any, due from Buyer to the Representative pursuant to Section 2.3(c) and (iii) the payment, if any, due from Buyer to the Representative pursuant to this Section 2.7(d) shall be deemed to satisfy Buyer’s obligation to deliver the Purchase Price to the Sellers hereunder.

ARTICLE 3 A

REPRESENTATIONS AND WARRANTIES

OF THE SELLING UNIT HOLDERS AND OPTION HOLDERS

The representations and warranties set forth in this Article 3A are made by each Selling Unit Holder and Option Holder, as applicable, severally as to itself, herself or himself only and not jointly. Subject to the previous sentence, each Selling Unit Holder and Option Holder, as applicable, hereby represents and warrants to the Buyer that:

3.1. Organization. If such Selling Unit Holder or Option Holder is a limited liability company, such Selling Unit Holder or Option Holder is a limited liability company validly existing and in good standing under the laws of the State of its formation. If such Selling Unit Holder or Option Holder is a limited partnership, such Selling Unit Holder or Option Holder is a limited partnership validly existing and in good standing under the laws of the State of its formation. If such Selling Unit Holder or Option Holder is a trust, such Selling Unit Holder or Option Holder is a trust validly existing under the laws of the State of its formation.

3.2. Authority.

(a) If such Selling Unit Holder or Option Holder is a limited liability company, limited partnership or trust, such Selling Unit Holder or Option Holder has full power and authority pursuant to its limited liability company agreement, limited partnership agreement or trust instrument, as applicable, to execute and deliver this Agreement and any other Transaction Document to the extent such Selling Unit Holder or Option Holder is a party and to perform its obligations hereunder and thereunder. If such Selling Unit Holder or Option Holder is a natural person, (i) such Selling Unit Holder or Option Holder has full legal capacity to execute and deliver this Agreement and any other Transaction Document to the extent such Selling Unit Holder or Option Holder is a party, and (ii) such Selling Unit Holder or Option Holder has the requisite competence, power and authority to perform such Selling Unit Holder’s or Option Holder’s obligations as contemplated by this Agreement and any other Transaction Document to the extent such Selling Unit Holder or Option Holder is a party.

(b) This Agreement and any other Transaction Documents to the extent such Selling Unit Holder or Option Holder is a party have been duly and validly executed and delivered by such Selling Unit Holder or Option Holder and constitutes the legal, valid and binding obligations of such Selling Unit Holder or Option Holder enforceable against such Selling Unit Holder or Option Holder in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally or by general equitable principles.

(c) If such Selling Unit Holder is Clearview Capital Fund II, L.P., Clearview Capital GP, LLC or the Clearview Shareholder (or any investment vehicle affiliated therewith, a “Clearview Holder”), such Clearview Holder is the true and lawful agent and attorney-in-fact with respect to any Selling Unit Holder for which such Clearview Holder has executed this Agreement or any of the other Transaction Documents to the extent such Selling Unit Holder is a party.

3.3. Ownership of Seller Units and Option Units.

(a) Such Selling Unit Holder is the record and beneficial owner of the number of Seller Units indicated opposite the name of such Selling Unit Holder on Schedule I, has good and valid title to such Seller Units, free and clear of any Restrictions and is transferring such Seller Units to the Buyer, pursuant to this Agreement, free and clear of any Restrictions.

(b) Such Option Holder (i) is the record and beneficial owner of the Options indicated opposite the name of such Option Holder on Schedule II, has good and valid title to such Options, free and clear of any Restrictions and (ii) immediately prior to the Closing, will be the record and beneficial owner of the Option Units indicated opposite the name of such Option Holder on Schedule II, will have good and valid title to such Option Units, free and clear of any Restrictions and is transferring such Option Units to the Buyer, pursuant to this Agreement, free and clear of any Restrictions.

(c) Except as set forth on Schedule 3.3A, such Selling Unit Holder or Option Holder is not a party to any option, right, agreement, call, put or other Contract providing for the disposition or acquisition of any of the Seller Units or Option Units, as applicable (other than this Agreement). Such Selling Unit Holder or Option Holder is not subject to any restrictions on or agreements with respect to the voting rights or other rights of such Seller’s Seller Units, Options or Option Units, as applicable, that would impair Buyer’s rights under this Agreement and any other Transaction Document to the extent such Selling Unit Holder or Option Holder is a party or otherwise with respect to the Seller Units, Options or Option Units, as applicable, including, without limitation, any voting agreements or trusts.

3.4. No Conflicts. Subject to obtaining the Consents, making the filings and giving the notices specifically referenced in Schedule 3.4A, the execution and delivery by such Selling Unit Holder or Option Holder of this Agreement and any other Transaction Document to the extent such Selling Unit Holder or Option Holder is a party does not, and the performance by such Selling Unit Holder or Option Holder of its obligations under this Agreement and any other Transaction Document to the extent such Selling Unit Holder or Option Holder is a party and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in a violation or breach of any Law applicable to such Selling Unit Holder or Option Holder or any of its respective Contracts, assets or properties. If the Selling Unit Holder or Option Holder is not a natural person, the execution and delivery by such Selling Unit Holder or Option Holder of this Agreement and any other Transaction Document to the extent such Selling Unit Holder or Option Holder is a party does not, and the performance by such Selling Unit Holder or Option Holder of its obligations under this Agreement and any other Transaction Document to the extent such Selling Unit Holder or Option Holder is a party and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in a violation or breach of any of such Selling Unit Holder’s or Option Holder’s Charter Documents. Except as required pursuant to the HSR Act, no Consent, or declaration, notice, filing or registration by such Selling Unit Holder or Option Holder with any Governmental Entity is required in connection with the execution and delivery by such Selling Unit Holder or Option Holder of this Agreement and any other Transaction Document to the extent such Selling Unit Holder or Option Holder is a party, the performance by such Selling Unit Holder or Option Holder of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby.

3.5. Related Party Transactions. Except for related party transactions disclosed on Schedule 3.5A no Selling Unit Holder or Option Holder or any officer, director, employee, holder of any Equity Interest or other Affiliate of any Selling Unit Holder or Option Holder or any individual related by marriage or adoption to any such party or any entity in which any such party owns any beneficial interest, is a party to any Contract or transaction with any entity within the Acquired Group or which is pertaining to the Business or has any interest in any property, real or personal or mixed, tangible or intangible, used by any entity within the Acquired Group in the conduct of the Business.

3.6. Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of such Selling Unit Holder or Option Holder, threatened against such Selling Unit Holder or Option Holder, any Affiliate of such Selling Unit Holder or Option Holder or any of her, his or its respective assets or properties which could result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the performance of any of such Selling Unit Holder’s or Option Holder’s obligations contemplated by this Agreement and any other Transaction Document to the extent such Selling Unit Holder or Option Holder is a party.

3.7. Brokers. Except as set forth on Schedule 3.7A, no broker or finder has acted directly or indirectly for such Selling Unit Holder or Option Holder in connection with the transactions contemplated by this Agreement for which Buyer or the Acquired Group shall be directly or indirectly liable.

ARTICLE 3B

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE CLEARVIEW

SHAREHOLDER WITH RESPECT TO THE CLEARVIEW BLOCKER

The Clearview Shareholder hereby represents and warrants to the Buyer that:

3.1. Formation, Organization, Authorization, Capitalization, Etc.

(a) The Clearview Blocker is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware with all requisite power and authority, and all necessary Consents, Orders, licenses, certificates, and Permits of and from, and declarations and filings with, all Governmental Entities, to own the Clearview Blocker Holdings Units and to execute and deliver this Agreement and any other Transaction Document to the extent it is a party and to perform the transactions contemplated hereby. The Clearview Shareholder owns of record and beneficially all of the issued and outstanding Equity Interests of the Clearview Blocker. The Clearview Shareholder is the record and beneficial owner of the number of Clearview Blocker Shares indicated opposite the name of the Clearview Shareholder on Schedule I, has good and valid title to the Clearview Blocker Shares, free and clear of any Restrictions and is transferring the Clearview Blocker Shares to the Buyer, pursuant to this Agreement, free and clear of all Restrictions.

(b) Except for the Clearview Blocker Shares transferred to the Buyer under this Agreement, there are no Equity Interests or rights to acquire Equity Interests with respect to the Clearview Blocker. The only Clearview Blocker Shares (or other Equity Interests with respect to the Clearview Blocker) that will be outstanding immediately after the Closing are the Clearview Blocker Shares owned by the Buyer. All of the Clearview Blocker Shares are duly authorized, validly issued, fully paid and non-assessable. As of the date hereof and as of the Closing Date, except as provided for in this Agreement, the Clearview Blocker is not and will not be bound by any subscription, preemptive right, option, warrant, conversion privilege, or other right, call, Contract to issue or sell, or any obligation or Contract to purchase or otherwise acquire any of its Equity Interests or any securities convertible into or exchangeable for any of its Equity Interests. Except as set forth on Schedule 3.1B, the Clearview Blocker has no subsidiaries and does not own, directly or indirectly, any Equity Interest in any Person other than the Clearview Blocker Holdings Units.

(c) The Clearview Blocker conducts no business, and has never conducted any business, and has no assets or liabilities other than the Clearview Blocker Holdings Units and as set forth on the Clearview Blocker Financial Statements. The Clearview Blocker is not qualified, nor is it required to be qualified, to conduct business in any jurisdiction.

3.2. Charter Documents; Corporate Records; Consents. Copies of the Clearview Blocker’s Charter Documents, as certified by an officer of the Clearview Blocker, have been made available to the Buyer in the electronic data room, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. All material proceedings occurring since January 1, 2012 (the date of the Clearview Blocker’s incorporation) of the directors of the Clearview Blocker and all Consents to actions taken thereby, are accurately reflected in the minutes and records contained in the minute books of the Clearview Blocker and have been made available to the Buyer in the electronic data room. Except as required pursuant to the HSR Act, no Consent, or declaration, notice, filing or registration by the Clearview Blocker or Clearview Shareholder with any Governmental Entity is required in connection with the execution and delivery by the Clearview Blocker or the Clearview Shareholder of this Agreement and any other Transaction Document to the extent it is a party and the consummation of the transactions contemplated hereby and thereby. Neither the execution and delivery of this Agreement and any other Transaction Document to the extent the Clearview Blocker or the Clearview Shareholder is a party nor the consummation of the transactions contemplated hereby or thereby will: (a) conflict with or violate any provision of the Charter Documents of the Clearview Blocker or the Clearview Shareholder or entitle any party to exercise any preferential purchase right, option to purchase or similar right with respect to any of the assets or properties of the Clearview Blocker or the Clearview Shareholder; (b) require any filing with or Permit or Consent of, or the giving of notice to any party; or (c) result in a breach or violation of any of the terms, conditions or provisions of any Permit or Order binding upon the Clearview Blocker or Clearview Shareholder or any Contract to which the Clearview Blocker or Clearview Shareholder is a party or by which its properties or assets are bound.

3.3. Financial Condition. Annexed hereto as Schedule 3.3B are copies of the Clearview Blocker Financial Statements. Except as set forth in Schedule 3.3B, the Clearview Blocker Financial Statements are complete and correct in all material respects, have been prepared in accordance with GAAP and in conformity with the practices consistently applied by the Clearview Blocker without modification of the accounting principles used in the preparation thereof and present fairly in all material respects the financial position, results of operations and cash flows of the Clearview Blocker as at the dates and for the periods indicated. Except as set forth in Schedule 3.3B, the Clearview Blocker Financial Statements were prepared from the books and records of the Clearview Blocker and contain and reflect all necessary adjustments and accruals for a fair and accurate presentation of the financial condition of the Clearview Blocker as of their respective dates in all material respects. The Clearview Blocker has no off balance sheet Indebtedness or other obligations.

3.4. Taxes. Except as set forth on Schedule 3.4B:

(a) The Clearview Blocker has (1) duly and timely filed (taking into account valid extensions of time to file) all Tax Returns required to be filed by it prior to the date hereof, which Tax Returns are true, correct and complete in all respects, and (2) duly and timely paid (taking into account valid extensions of time to pay) all Taxes due and payable (whether or not shown on any Tax Returns) on or before the date hereof, and has properly and fully accrued on the Clearview Blocker Financial Statements in accordance with GAAP all Taxes not yet due or payable. The Clearview Blocker has duly and timely withheld , paid over and reported all Taxes required to be withheld by it on or before the date hereof. The Clearview Blocker has furnished the Buyer with true and correct copies of all Tax Returns filed by it on or before the date hereof. Other than Permitted Liens, there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Clearview Blocker.

(b) (A) The Clearview Blocker has not received written notice from a Governmental Entity asserting an additional Tax on the Clearview Blocker that has not been fully satisfied, (B) the Clearview Blocker is not involved in any Tax Proceeding and has not received any written notice from any Governmental Entity that it intends to conduct a Tax Proceeding with respect to the Clearview Blocker, (C) the Clearview Blocker has not waived or extended a statute of limitations with respect to the assessment or collection of any Tax of the Clearview Blocker (unless the period to which it has been waived or extended has expired), (D) there is no outstanding power of attorney from the Clearview Blocker authorizing anyone to act on behalf of the Clearview Blocker in connection with any Tax, Tax Return or Tax Proceeding of the Clearview Blocker, (E) there is no outstanding closing agreement, ruling request, request to consent to change a method of accounting, subpoena or request for information with or by any Governmental Entity with respect to the Clearview Blocker, its income, assets, business or Tax, (F) the Clearview Blocker is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of applicable Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) any election under Section 108(i) of the Code or comparable provisions of state, local or foreign Tax laws; (G) the Clearview Blocker is not, or has ever been, a party to any Tax sharing or Tax allocation Contract, (H) the Clearview Blocker is not, or has ever been, included in any consolidated, combined or unitary Tax Return and has no liability for Taxes of any Person (other than the Clearview Blocker) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise, (I) the Clearview Blocker has not received any written Claim by a Governmental Entity in a jurisdiction where the Clearview Blocker does not file Tax Returns that the Clearview Blocker is or may be subject to Tax by that jurisdiction, except where the Clearview Blocker has commenced filing such Tax Returns; and (J) the Clearview Blocker has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been timely filed.

(c) The Clearview Blocker is not and has not been a “United States real property holding corporation” (within the meaning of Code Section 897(c)(2)) at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Clearview Blocker has not entered into any “reportable transaction” (within the meaning of Code Section 6707A or Treasury Regulations Section 1.6011-4 or any predecessor thereof). The Clearview Blocker is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or non-U.S. Tax Law). The Clearview Blocker has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Section 355 or 361 of the Code. The Clearview Blocker is not a party to any Tax sharing, Tax allocation agreement, Tax indemnity, or any similar agreement relating to Taxes, other than any such agreement that will be terminated on or before the Closing Date without liability to the Clearview Blocker. The Clearview Blocker has not nor has it previously had a permanent establishment as defined under applicable Tax Law in a foreign country.

3.5. Related Party Transactions. Except for related party transactions disclosed on Schedule 3.5B, neither the Clearview Blocker nor any officer, director, employee, holder of any Equity Interest or other Affiliate of Clearview Blocker or any individual related by marriage or adoption to any such party or any entity in which any such party owns any beneficial interest, is a party to any Contract or transaction with any entity within the Acquired Group or which is pertaining to the Business or has any interest in any property, real or personal or mixed, tangible or intangible, used by any entity within the Acquired Group in the conduct of the Business.

3.6. Absence of an Operating Business. The Clearview Blocker conducts no business, has never conducted business, and is not a party to any Contract, other than the Company Agreement. The Clearview Blocker has no, and has never had any, customers, suppliers (other than accountants and auditors), no employees, no Employment Agreements or employee benefit plans, no confidential or proprietary information, no Indebtedness, no assets (other than the Clearview Blocker Holdings Units and except as set forth on the Clearview Blocker Financial Statements), no liabilities (other than its obligations pursuant to the Company Agreement or as set forth on the Clearview Blocker Financial Statements or as set forth in this Agreement and any other Transaction Document to the extent it is a party), no breach of any Environmental Laws, no breach under ERISA or any other employee-related Laws, no intellectual property rights, no Legal Proceedings, no real property, no leases, no Orders, no Permits, no Permitted Liens, no Restrictions on the Clearview Blocker’s ownership of the Clearview Blocker Holdings Units, and no subsidiaries or investments (other than its investment in the Clearview Blocker Holding Units).

3.7. Litigation; Compliance. (a) there has been no written or oral notice of any Claim pending or threatened nor is there any written Order outstanding, against the Clearview Blocker; (b) the Clearview Blocker has not received any notice claiming any, and is not in, violation of any Law or Order from any Governmental Entity and the Clearview Blocker is not subject to any Order; and (c) no event has occurred and no condition or circumstance exists that might directly or indirectly give rise to or serve as a basis for the commencement of any such Legal Proceeding.

3.8. Banks. Schedule 3.8B contains a complete and correct list of the names and locations of all banks or other financial institutions in which the Clearview Blocker has accounts or safe deposit boxes, and the names of all persons authorized to draw thereon or to have access thereto. No Person holds a power of attorney to act on behalf of the Clearview Blocker with respect to bank accounts.

3.9. Brokers. Except as set forth on Schedule 3.9B, no broker or finder has acted directly or indirectly for the Clearview Blocker in connection with the transactions contemplated by this Agreement for which Buyer or the Acquired Group shall be directly or indirectly liable.

ARTICLE 3 C

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE NORTHSTAR

SHAREHOLDER WITH RESPECT TO THE NORTHSTAR BLOCKER

The Northstar Shareholder hereby represents and warrants to the Buyer that:

3.1. Formation, Organization, Authorization, Capitalization, Etc.

(a) The Northstar Blocker is a corporation duly organized, validly existing and in good standing under the Laws of the state of Minnesota with all requisite power and authority, and all necessary Consents, Orders, licenses, certificates, and Permits of and from, and declarations and filings with, all Governmental Entities, to own 24.02% of the GP Interests of the Northstar GP and to execute and deliver this Agreement and any other Transaction Document to the extent it is a party and to perform the transactions contemplated hereby. The Northstar Shareholder owns all of the issued and outstanding Equity Interests of the Northstar Blocker. The Northstar Shareholder is the record and beneficial owner of the number of Northstar Blocker Shares indicated opposite the name of the Northstar Shareholder on Schedule I, has good and valid title to the Northstar Blocker Shares, free and clear of any Restrictions and is transferring the Northstar Blocker Shares to the Buyer, pursuant to this Agreement, free and clear of all Restrictions.

(b) Except for the Northstar Blocker Shares transferred to the Buyer under this Agreement, there are no Equity Interests or rights to acquire Equity Interests with respect to the Northstar Blocker. The only Northstar Blocker Shares (or other Equity Interests with respect to the Northstar Blocker) that will be outstanding immediately after the Closing are the Northstar Blocker Shares owned by the Buyer. All of the Northstar Blocker Shares are duly authorized, validly issued, fully paid and non-assessable. As of the date hereof and as of the Closing Date, except as provided for in this Agreement and any other Transaction Document to the extent it is a party, the Northstar Blocker is not and will not be bound by any subscription, preemptive right, option, warrant, conversion privilege, or other right, call, Contract to issue or sell, or any obligation or Contract to purchase or otherwise acquire any of its Equity Interests or any securities convertible into or exchangeable for any of its Equity Interests. Except as set forth on Schedule 3.1C, the Northstar Blocker has no subsidiaries and does not own, directly or indirectly, any capital stock or other Equity Interest in any Person other than 24.02% of the GP Interests.

(c) The Northstar Blocker conducts no business, and has never conducted any business, and has no assets or liabilities other than 24.02% of the GP Interests and as set forth on the Northstar Block Financial Statements. The Northstar Blocker is not qualified, nor is it required to be qualified, to conduct business in any jurisdiction.

3.2. Charter Documents; Corporate Records; Consents. Copies of the Northstar Blocker’s Charter Documents, as certified by an officer of the Northstar Blocker, have been made available to the Buyer in the electronic data room, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. All material proceedings occurring since June 8, 2009 (the date of the Northstar Blocker’s incorporation) of the directors of the Northstar Blocker and all Consents to actions taken thereby, are accurately reflected in the minutes and records contained in the minute books of the Northstar Blocker and have been made available to the Buyer in the electronic data room. Except as required pursuant to the HSR Act, no Consent, or declaration, notice, filing or registration by the Northstar Blocker or Northstar Shareholder with any Governmental Entity is required in connection with the execution and delivery by the Northstar Blocker or the Northstar Shareholder of this Agreement and any other Transaction Document to the extent either is a party and the consummation of the transactions contemplated hereby or thereby. Neither the execution and delivery of this Agreement and any other Transaction Document to the extent it is a party nor the consummation of the transactions contemplated hereby or thereby will: (a) conflict with or violate any provision of the Charter Documents of the Northstar Blocker or Northstar Shareholder or entitle any party to exercise any preferential purchase right, option to purchase or similar right with respect to any of the assets or properties of the Northstar Blocker or Northstar Shareholder; (b) require any filing with or Permit or Consent of, or the giving of notice to any party; or (c) result in a breach or violation of any of the terms, conditions or provisions of any Permit or Order binding upon the Northstar Blocker or Northstar Shareholder or any Contract to which the Northstar Blocker or Northstar Shareholder is a party or by which its properties or assets are bound.

3.3. Financial Condition. Annexed hereto as Schedule 3.3C are copies of the Northstar Blocker Financial Statements. Except as set forth in Schedule 3.3C, the Northstar Blocker Financial Statements are complete and correct in all material respects, have been prepared in accordance with GAAP and in conformity with the practices consistently applied by the Northstar Blocker without modification of the accounting principles used in the preparation thereof and present fairly in all material respects the financial position, results of operations and cash flows of the Northstar Blocker as at the dates and for the periods indicated. Except as set forth in Schedule 3.3C, the Northstar Blocker Financial Statements were prepared from the books and records of the Northstar Blocker and contain and reflect all necessary adjustments and accruals for a fair and accurate presentation of the financial condition of the Northstar Blocker as of their respective dates in all material respects. The Northstar Blocker has no off balance sheet Indebtedness or other obligations.

3.4. Taxes. Except as set forth on Schedule 3.4C:

(a) The Northstar Blocker has (1) duly and timely filed (taking into account valid extensions of time to file) all Tax Returns required to be filed by it prior to the date hereof, which Tax Returns are true, correct and complete in all respects, and (2) duly and timely paid (taking into account valid extensions of time to pay) all Taxes due and payable (whether or not shown on any Tax Returns) on or before the date hereof, and has properly and fully accrued on the Northstar Blocker Financial Statements in accordance with GAAP all Taxes not yet due or payable . The Northstar Blocker has duly and timely withheld, paid over and reported all Taxes required to be withheld by it on or before the date hereof. The Northstar Blocker has furnished the Buyer with true and correct copies of all Tax Returns filed by it on or before the date hereof. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Northstar Blocker.

(b) (A) The Northstar Blocker has not received written notice from a Governmental Entity asserting an additional Tax on the Northstar Blocker that has not been fully satisfied, (B) the Northstar Blocker is not involved in any Tax Proceeding and has not received any written notice from any Governmental Entity that it intends to conduct a Tax Proceeding with respect to the Northstar Blocker, (C) the Northstar Blocker has not waived or extended a statute of limitations with respect to the assessment or collection of any Tax of the Northstar Blocker (unless the period to which it has been waived or extended has expired), (D) there is no outstanding power of attorney from the Northstar Blocker authorizing anyone to act on behalf of the Northstar Blocker in connection with any Tax, Tax Return or Tax Proceeding of the Northstar Blocker, (E) there is no outstanding closing agreement, ruling request, request to consent to change a method of accounting, subpoena or request for information with or by any Governmental Entity with respect to the Northstar Blocker, its income, assets, business or Tax, (F) the Northstar Blocker is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of applicable Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) any election under Section 108(i) of the Code or comparable provisions of state, local or foreign Tax laws; (G) the Blocker is not, or has ever been, a party to any Tax sharing or Tax allocation Contract, (H) the Northstar Blocker is not, or has ever been, included in any consolidated, combined or unitary Tax Return and has no liability for Taxes of any Person (other than the Northstar Blocker) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise, (I) the Northstar Blocker has not received any written Claim by a Governmental Entity in a jurisdiction where the Northstar Blocker does not file Tax Returns that the Northstar Blocker is or may be subject to taxation by that jurisdiction, except where the Northstar Blocker has commenced filing such Tax Returns; and (J) the Northstar Blocker has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been timely filed.

(c) The Northstar Blocker is not and has not been a “United States real property holding corporation” (within the meaning of Code Section 897(c)(2)) at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Northstar Blocker has not entered into any “reportable transaction” (within the meaning of Code Section 6707A or Treasury Regulations Section 1.6011-4 or any predecessor thereof). The Northstar Blocker is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or non-U.S. Tax Law). The Northstar Blocker has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Section 355 or 361 of the Code. The Northstar Blocker is not a party to any Tax sharing, Tax allocation agreement, Tax indemnity, or any similar agreement relating to Taxes, other than any such agreement that will be terminated on or before the Closing Date without liability to the Northstar Blocker. The Northstar Blocker has not nor has it previously had a permanent establishment as defined under applicable Tax Law in a foreign country.

3.5. Related Party Transactions. Except for related party transactions disclosed on Schedule 3.5C, neither the Northstar Blocker nor any officer, director, employee, holder of any Equity Interest or other Affiliate of Northstar Blocker or any individual related by marriage or adoption to any such party or any entity in which any such party owns any beneficial interest, is a party to any Contract or transaction with any entity within the Acquired Group or which is pertaining to the Business or has any interest in any property, real or personal or mixed, tangible or intangible, used by any entity within the Acquired Group in the conduct of the Business.

3.6. Absence of an Operating Business. The Northstar Blocker conducts no business, has never conducted business, and is not a party to any Contract, other than the partnership agreement of the Northstar GP. The Northstar Blocker has no, and has never had any, customers, suppliers (other than accountants and auditors), no employees, no Employment Agreements or employee benefit plans, no confidential or proprietary information, no Indebtedness, no assets (other than 24.02% of the GP Interests and except as set forth on the Northstar Blocker Financial Statements), no liabilities (other than its obligations pursuant to the partnership agreement of the Northstar GP or as set forth on the Northstar Blocker Financial Statements or as set forth in this Agreement and any other Transaction Document to the extent it is a party), no breach of any Environmental Laws, no breach under ERISA or any other employee-related Laws, no intellectual property rights, no Legal Proceedings, no real property, no leases, no Orders, no Permits, no Permitted Liens, no Restrictions on the Northstar Blocker’s ownership of the GP Interests, and no subsidiaries or investments (other than its investment in the 24.02% of the GP Interests).

3.7. Litigation; Compliance. (a) there has been no written or oral notice of any Claim pending or threatened nor is there any written Order outstanding, against the Northstar Blocker; (b) the Northstar Blocker has not received any notice claiming any, and is not in, violation of any Law or Order from any Governmental Entity and the Northstar Blocker is not subject to any Order; and (c) no event has occurred and no condition or circumstance exists that might directly or indirectly give rise to or serve as a basis for the commencement of any such Legal Proceeding.

3.8. Banks. Schedule 3.8C contains a complete and correct list of the names and locations of all banks or other financial institutions in which the Northstar Blocker has accounts or safe deposit boxes, and the names of all persons authorized to draw thereon or to have access thereto. No Person holds a power of attorney to act on behalf of the Northstar Blocker with respect to bank accounts.

3.9. Brokers. Except as set forth on Schedule 3.9C, no broker or finder has acted directly or indirectly for the Northstar Blocker in connection with the transactions contemplated by this Agreement for which Buyer or the Acquired Group shall be directly or indirectly liable.

ARTICLE 3 D

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE NORTHSTAR

SHAREHOLDER WITH RESPECT TO THE NORTHSTAR GP

The Northstar Shareholder hereby represents and warrants to the Buyer that:

3.1. Formation, Organization, Authorization, Capitalization, Etc.

(a) The Northstar GP is a general partnership duly organized, validly existing under the Laws of the state of Minnesota with all requisite power and authority, and all necessary Consents, Orders, licenses, certificates, and Permits of and from, and declarations and filings with, all Governmental Entities, to own the Northstar GP Holdings Units. The Northstar Shareholder is the record and beneficial owner of 75.98% of the GP Interests, has good and valid title to such GP Interests, free and clear of any Restrictions and is transferring such GP Interests to the Buyer, pursuant to this Agreement, free and clear of all Restrictions. The Northstar Blocker is the record and beneficial owner of 24.02% of the GP Interests, has good and valid title to such GP Interests, free and clear of any Restrictions and is transferring such GP Interests to the Buyer, pursuant to this Agreement, free and clear of all Restrictions

(b) Except for the GP Interests transferred to the Buyer under this Agreement and the 24.02% of the GP Interests held by the Northstar Blocker, there are no Equity Interests or rights to acquire Equity Interests with respect to the Northstar GP. The only GP Interests that will be outstanding immediately after the Closing are the GP Interests owned by the Northstar Blocker and the Buyer. As of the date hereof and as of the Closing Date, except as provided for in this Agreement and any other Transaction Document to the extent it is a party, the Northstar GP is not bound by any subscription, preemptive right, option, warrant, conversion privilege, or other right, call, Contract to issue or sell, or any obligation or Contract to purchase or otherwise acquire any of its Equity Interests or any securities convertible into or exchangeable for any of its Equity Interests. Except as set forth on Schedule 3.1D, the Northstar GP has no subsidiaries and does not own, directly or indirectly, any capital stock or other Equity Interest in any Person other than the Northstar GP Holdings Units.

(c) The Northstar GP conducts no business, and has never conducted any business, and has no assets or liabilities other than the Northstar GP Holdings Units and as set forth on the Northstar GP Financial Statements. The Northstar GP is not qualified nor is it required to be qualified, to conduct business in any jurisdiction.

3.2. Charter Documents; Corporate Records; Consents. Copies of the Northstar GP’s Charter Documents, as certified by a general partner of the Northstar GP, have been made available to the Buyer in the electronic data room, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. All material proceedings occurring since January 1, 2012 (the date of the Northstar GP’s formation) of the partners of the Northstar GP and all Consents to actions taken thereby, are accurately reflected in the minutes and records contained in the minute books of the Northstar GP and have been made available to the Buyer in the electronic data room. Except as required pursuant to the HSR Act, no Consent, or declaration, notice, filing or registration by the Northstar GP or Northstar Shareholder with any Governmental Entity is required in connection with the execution and delivery by the Northstar GP or the Northstar Shareholder of this Agreement and any other Transaction Document to the extent either is a party and the consummation of the transactions contemplated hereby and thereby. Neither the execution and delivery of this Agreement and the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will: (a) conflict with or violate any provision of the Charter Documents of the Northstar GP or Northstar Shareholder or entitle any party to exercise any preferential purchase right, option to purchase or similar right with respect to any of the assets or properties of the Northstar GP or Northstar Shareholder; (b) require any filing with or Permit or Consent of, or the giving of notice to any party; or (c) result in a breach or violation of any of the terms, conditions or provisions of any Permit or Order binding upon the Northstar GP or Northstar Shareholder or any Contract to which the Northstar GP or Northstar Shareholder is a party or by which its properties or assets are bound.

3.3. Financial Condition. Annexed hereto as Schedule 3.3D are copies of the Northstar GP Financial Statements. Except as set forth in Schedule 3.3D, the Northstar Blocker Financial Statements are complete and correct in all material respects, have been prepared in accordance with GAAP and in conformity with the practices consistently applied by the Northstar GP without modification of the accounting principles used in the preparation thereof and present fairly in all material respects the financial position, results of operations and cash flows of the Northstar GP as at the dates and for the periods indicated. Except as set forth in Schedule 3.3D, the Northstar GP Financial Statements were prepared from the books and records of the Northstar GP and contain and reflect all necessary adjustments and accruals for a fair and accurate presentation of the financial condition of the Northstar GP as of their respective dates in all material respects. The Northstar GP has no off balance sheet Indebtedness or other obligations.

3.4. Taxes. Except as set forth on Schedule 3.4D:

(a) The Northstar GP has (1) duly and timely filed (taking into account valid extensions of time to file) all Tax Returns required to be filed by it prior to the date hereof, which Tax Returns are true, correct and complete in all respects, and (2) duly and timely paid (taking into account valid extensions of time to pay) all Taxes due and payable (whether or not shown on any Tax Return) on or before the date hereof, and has properly and fully accrued on the Northstar GP Financial Statements in accordance with GAAP all Taxes not yet due or payable. The Northstar GP has duly and timely withheld, paid over and reported all Taxes required to be withheld by it on or before the date hereof. The Northstar GP has furnished the Buyer with true and correct copies of all Tax Returns filed by it on or before the date hereof. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Northstar GP.

(b) (A) The Northstar GP has not received written notice from a Governmental Entity asserting an additional Tax on the Northstar GP that has not been fully satisfied, (B) the Northstar GP is not involved in any Tax Proceeding and has not received any written notice from any Governmental Entity that it intends to conduct a Tax Proceeding with respect to the Northstar GP, (C) the Northstar GP has not waived or extended a statute of limitations with respect to the assessment or collection of any Tax of the Northstar GP (unless the period to which it has been waived or extended has expired), (D) there is no outstanding power of attorney from the Northstar GP authorizing anyone to act on behalf of the Northstar GP in connection with any Tax, Tax Return or Tax Proceeding of the Northstar GP, (E) there is no outstanding closing agreement, ruling request, request to consent to change a method of accounting, subpoena or request for information with or by any Governmental Entity with respect to the Northstar GP, its income, assets, business or Tax, (F) the Northstar GP (or its owners) is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of applicable Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) any election under Section 108(i) of the Code or comparable provisions of state, local or foreign Tax laws; (G) the Northstar GP is not, or has ever been, a party to any Tax sharing or Tax allocation Contract, (H) the Northstar GP is not, or has ever been, included in any consolidated, combined or unitary Tax Return and has no liability for Taxes of any Person (other than the Northstar GP), as a transferee or successor, by contract or otherwise, (I) the Northstar GP has not received any written Claim by a Governmental Entity in a jurisdiction where the Northstar GP does not file Tax Returns that the Northstar GP is or may be subject to taxation by that jurisdiction, except where the Northstar GP has commenced filing such Tax Returns; and (J) the Northstar GP has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been timely filed.

(c) The Northstar GP is not and has not been a “United States real property holding corporation” (within the meaning of Code Section 897(c)(2)) at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Northstar GP has not entered into any “reportable transaction” (within the meaning of Code Section 6707A or Treasury Regulations Section 1.6011-4 or any predecessor thereof). The Northstar GP is not a party to any Tax sharing, Tax allocation agreement, Tax indemnity, or any similar agreement relating to Taxes, other than any such agreement that will be terminated on or before the Closing Date without liability to the Northstar GP. The Northstar GP has not nor has it previously had a permanent establishment as defined under applicable Tax Law in a foreign country. The Northstar GP is, and has been at all times since the date of formation, treated as a partnership for U.S. federal income Tax purposes, and the Northstar GP has not made an election (nor will such election be made prior to the Closing Date) to be treated as an association taxable as a corporation for U.S. federal income Tax purposes.

3.5. Related Party Transactions. Except for related party transactions disclosed on Schedule 3.5D, neither the Northstar GP nor any officer, director, employee, holder of any Equity Interest or other Affiliate of Northstar GP or any individual related by marriage or adoption to any such party or any entity in which any such party owns any beneficial interest, is a party to any Contract or transaction with any entity within the Acquired Group or which is pertaining to the Business or has any interest in any property, real or personal or mixed, tangible or intangible, used by any entity within the Acquired Group in the conduct of the Business.

3.6. Absence of an Operating Business. The Northstar GP conducts no business, has never conducted business, and is not a party to any Contract, other than the operating agreement of Qualspec Holdings. The Northstar GP has no, and has never had any, customers, suppliers (other than accountants and auditors), no employees, no Employment Agreements or employee benefit plans, no confidential or proprietary information, no Indebtedness, no assets (other than the Northstar GP Holdings Units and except as set forth on the Northstar GP Financial Statements), no liabilities (other than its obligations pursuant to the operating agreement of Qualspec Holdings or as set forth on the Northstar GP Financial Statements or as set forth in this Agreement), no breach of any Environmental Laws, no breach under ERISA or any other employee-related Laws, no intellectual property rights, no Legal Proceedings, no real property, no leases, no Orders, no Permits, no Permitted Liens, no Restrictions on the Northstar GP’s ownership of the Northstar GP Holdings Units, and no subsidiaries or investments (other than its investment in the Northstar GP Holdings Units).

3.7. Litigation; Compliance. (a) there has been no written or oral notice of any Claim pending or threatened nor is there any written Order outstanding, against the Northstar GP; (b) the Northstar GP has not received any notice claiming any, and is not in, violation of any Law or Order from any Governmental Entity and the Northstar GP is not subject to any Order; and (c) no event has occurred and no condition or circumstance exists that might directly or indirectly give rise to or serve as a basis for the commencement of any such Legal Proceeding.

3.8. Banks. Schedule 3.8D contains a complete and correct list of the names and locations of all banks or other financial institutions in which the Northstar GP has accounts or safe deposit boxes, and the names of all persons authorized to draw thereon or to have access thereto. No Person holds a power of attorney to act on behalf of the Northstar Blocker with respect to bank accounts.

3.9. Brokers. Except as set forth on Schedule 3.9D, no broker or finder has acted directly or indirectly for the Northstar GP in connection with the transactions contemplated by this Agreement for which Buyer or the Acquired Group shall be directly or indirectly liable.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

OF THE SELLERS AND THE GROUP

The Sellers (other than the Northstar Shareholder), severally and not jointly, and each entity with the Group represent and warrant to the Buyer, as follows:

4.1. Formation, Organization, Authorization, Capitalization, Etc.

(a)

(i) Schedule 4.1(a)(i) correctly sets forth, as to each entity within the Group, its place of formation, as applicable, principal place of business and jurisdictions in which it is qualified to do business. Each of the Company, Qualspec Holdings and Qualspec LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Qualspec Inc. is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each entity within the Group has all requisite power and authority, and all necessary Consents, Orders, licenses, certificates, and Permits of and from, and declarations and filings with, all Governmental Entities, to own, lease, license, and use its properties and assets and to carry on the Business.

(ii) The Company owns 100% of the issued and outstanding Equity Interests of Qualspec Inc., and the Company, the Clearview Blocker and the Northstar GP collectively own 100% of the issued and outstanding Equity Interests of Qualspec Holdings. Qualspec Holdings owns 100% of the Equity

Interests of Qualspec LLC. Each entity within the Group is duly qualified to transact the Business and is in good standing in all jurisdictions in which its ownership, leasing, licensing, or use of property or assets or the conduct of the Business makes such qualification necessary. Each of the Company’s, Qualspec Inc.’s, Qualspec Holdings’ and Qualspec LLC’s registered names for each of the states, or other jurisdictions, of its respective incorporation or formation and qualification is set forth on Schedule 4.1(a)(ii).

(b) Schedule I sets forth a true and complete list of all of the Selling Unit Holders and the number and class of Seller Units held by each Selling Unit Holder. Schedule II sets forth a true and complete list of all of the Option Holders and the number of Option Units held by each such Option Holder. Except as set forth on Schedules I and II, there are no other holders of Equity Interests of the Company. Except as set forth on Schedules I and II, there are no other outstanding Equity Interests of the Company. The only Units or other Equity Interests of the Company that will be outstanding immediately after the Closing under this Agreement are the Units owned by the Buyer and the Blockers. All of the Seller Units and Options are duly authorized and validly issued and at the Closing all of the Option Units will be duly authorized and validly issued. All of the Seller Units are currently (and as of the Closing will remain) fully paid and non-assessable and as of the Closing all of the Option Units will be fully paid and non-assessable. All of the Equity Interests of each entity within the Group are duly authorized, validly issued, fully paid and non-assessable. As of the Effective Time, no entity within the Group will be bound by any subscription, preemptive right, option, warrant, conversion privilege, or other right, call, Contract to issue or sell, or any obligation or Contract to purchase or otherwise acquire any of its Equity Interests.

(c) Except as set forth in Schedule 4.1(c), no entity within the Group owns, directly or indirectly, any capital stock or other Equity Interest, securities convertible into equity, or other property interest in any Person.

4.2. Charter Documents. Copies of the Charter Documents of each entity within the Group, each as certified by an officer of the respective entity, have been made available to the Buyer in the electronic data room, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof.

4.3. Corporate Records. All material proceedings of the directors of each entity within the Group, with respect to the Company occurring since January 1, 2012 are accurately reflected in the minutes and records contained in their respective Books and Records which have been made available to the Buyer in the electronic data room.

4.4. Consents of Governmental Entities. Except as set forth on Schedule 4.4 and except as required pursuant to the HSR Act, no Consent, or declaration, notice, filing or registration by any entity within the Group with any Governmental Entity is required in connection with the execution and delivery by any of the Sellers of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby.

4.5. Financial Condition.

(a) Annexed hereto as Schedule 4.5(a) are copies of the Financial Statements. Except as set forth in Schedule 4.5(a), the Financial Statements are complete and correct in all material respects, have been prepared in accordance with GAAP (except (i) that the Interim Statements do not contain a report from the accountants or footnotes and (ii) certain classified line items in the Interim Statements are below the EBITDA line) and in conformity with the practices consistently applied by the Group without modification of the accounting principles used in the preparation thereof and present fairly in all material respects the financial position, results of operations and cash flows of the Group as at the dates and for the periods indicated. Except as set forth in Schedule 4.5(a), the Financial Statements were prepared from the Books and Records and contain and reflect all necessary adjustments and accruals for a fair and accurate presentation of the financial condition of the Group as of their respective dates and for the periods so indicated in all material respects. The Group has no off balance sheet Indebtedness or other obligations. The Accounts Receivable have arisen in the Ordinary Course of Business and the reserves and accruals reflected in the Financial Statements are adequate as of the date thereof. The Accounts Payable are valid and genuine, have arisen solely out of bona fide performance of services, and other business transactions in the Ordinary Course of Business in each case with persons other than Affiliates.

(b) Except for Liabilities set forth on Schedule 4.5(b), no entity within the Group has any Liabilities other than (i) Liabilities reserved against in the Financial Statements, (ii) those incurred by any entity within the Group in connection with the execution and performance of the obligations under this Agreement, and (iii) Liabilities that are incurred after the Balance Sheet Date in the Ordinary Course of Business and are properly reflected in the Books and Records.

(c) Except for Indebtedness set forth on Schedule 4.5(c), no entity within the Group has any Indebtedness.

4.6. Taxes. Except as set forth on Schedule 4.6:

(a) The Group has (1) duly and timely filed (taking into account valid extensions of time to file) all Tax Returns required to be filed by it prior to the date hereof, which Tax Returns are true, correct and complete in all material respects, and (2) duly and timely paid (taking into account valid extensions of time to pay) all Taxes due and payable (whether or not shown on any Tax Returns) on or before the date hereof, and has properly and fully accrued on the Financial Statements in accordance with GAAP all Taxes not yet due or payable. The Group has duly and timely withheld, paid over and reported all Taxes required to be withheld by it on or before the date hereof. The Sellers have furnished to Buyer true and correct copies of all Tax Returns filed by each entity within the Group with respect to all periods beginning after December 31, 2011 and on or before the date hereof. There are no liens for Taxes (other than Taxes not yet due and payable) upon any assets of the Group.

(b) (A) No entity within the Group has received written notice from a Governmental Entity asserting an additional Tax on such entity that has not been fully satisfied, (B) no entity within the Group is involved in any Tax Proceeding and has not received any written notice from any Governmental Entity that it intends to conduct a Tax Proceeding with respect to any entity within the Group, (C) no entity within the Group has waived or extended a statute of limitations with respect to the assessment or collection of any Tax of such entity (unless the period to which it has been waived or extended has expired), (D) there is no outstanding power of attorney from any entity within the Group authorizing anyone to act on behalf of such entity in connection with any Tax, Tax Return or Tax Proceeding of such entity, (E) there is no outstanding closing agreement, ruling request, request to consent to change a method of accounting, subpoena or request for information with or by any Governmental Entity with respect to any entity within the Group, its income, assets, Business or Tax, (F) no entity within the Group (or any of its owners) is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) any election under Section 108(i) of the Code or comparable provisions of state, local or foreign Tax laws; (G) no entity within the Group is, or has ever been, a party to any Tax sharing or Tax allocation Contract, (H) no entity within the Group is, or has ever been, included in any consolidated, combined or unitary Tax Return and has no liability for Taxes of any Person (other than the Northstar Blocker) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise, (I) no entity within the Group has received any written Claim by a Governmental Entity in a jurisdiction where such entity does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction, except where such entity has commenced filing such Tax Returns, and (J) no entity within the Group has requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(c) No entity within the Group has elected to be taxable as a corporation for United States federal income tax purposes other than Qualspec Inc. No entity within the Group has been a “United States real property holding corporation” (within the meaning of Code Section 897(c)(2)) at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No entity within the Group has entered into any “reportable transaction” (within the meaning of Code Section 6707A or Treasury Regulations Section 1.6011-4 or any predecessor thereof). In the case of any transaction that could result in a “substantial understatement to income tax” (within the meaning of Code Section 6662(d)) to the Group if the claimed Tax treatment were disallowed, the Sellers believe that the Group has “substantial authority” (within the meaning of Code Section 6662(d)) for the claimed treatment, or in the case of a transaction other than a “tax shelter” (within the meaning of Code Section 6662(d)(2)(C)(ii)), has “adequately disclosed” (within the meaning of Code Section 6662(d)) the relevant facts affecting the tax treatment on its income Tax Return. No entity within the Group is a party to any Tax sharing, Tax allocation agreement, Tax indemnity, or any similar agreement relating to Taxes, other than any such agreement that will be terminated on or before the Closing Date without liability to such specific entity within the Group. No entity within the Group has or has previously had a permanent establishment as defined under applicable Tax Law in a foreign country. The Company is, and has been at all times since the date of formation, treated as a partnership for U.S. federal income Tax purposes, and the Company has not made an election (nor will such election be made prior to the Closing Date) to be treated as an association taxable as a corporation for U.S. federal income Tax purposes. Qualspec Holdings is, and has been at all times since the date of formation, treated as a partnership for U.S. federal income Tax purposes, and Qualspec Holdings has not made an election (nor will such election be made prior to the Closing Date) to be treated as an association taxable as a corporation for U.S. federal income Tax purposes. Qualspec LLC is, and has been at all times since the date of formation, treated as a “disregarded entity” for U.S. federal income Tax purposes, and Qualspec LLC has not made an election (nor will such election be made prior to the Closing Date) to be treated as an association taxable as a corporation for U.S. federal income Tax purposes.

4.7. Absence of Certain Developments. Except as set forth in Schedule 4.7, since December 31, 2014, no entity within the Group has done any of the following:

(a) issued, sold, repurchased or disposed of any Equity Interests (other than Options and Option Units to be issued upon the exercise of any Options), any profits interests, or any securities exchangeable for or convertible into any equity securities or profits interests;

(b) (i) borrowed any amounts, (ii) incurred any new Indebtedness or (iii) incurred any other liabilities which are not in the Ordinary Course of Business;

(c) sold, assigned or transferred any of its assets other than in the Ordinary Course of Business;

(d) acquired any individual or related group of assets in excess of $500,000;

(e) declared, set aside or paid any non-cash dividend;

(f) experienced any material damage, destruction or loss (whether nor not covered by insurance to its assets or properties);

(g) (i) compromised any debt or Claim other than in the Ordinary Course of Business; (ii) waived any rights other than in the Ordinary Course of Business; (iii) suffered any material theft, destruction, damage or casualty loss; (iv) waived, canceled or released any right, Claim or Account Receivable other than in the Ordinary Course of Business; and (v) suffered any extraordinary losses;

(h) authorized any increase in the compensation of its employees other than in the Ordinary Course of Business or committed to pay any bonus, severance, retention or similar payment;

(i) made any change in any method of accounting or accounting practice, except as required by Law or GAAP;

(j) accepted any purchase order or quotation, arrangement, or understanding for future sale of its products or services, other than in the Ordinary Course of Business;

(k) entered into any Contract (or series of related Contracts) reasonably expected to involve payments to or from the Group of more than $500,000;

(l) incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) except in the Ordinary Course of Business, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

(m) written down or written up the value of any inventory, increased inventory levels in excess of, or reduced inventory levels below historical levels for comparable periods or written off as uncollectible any notes or accounts receivable, except, in each case, in the Ordinary Course of Business;

(n) made any single capital expenditure or commitment in excess of $100,000 for additions to property, plant, equipment or intangible capital assets or made capital expenditures or commitments in excess of $500,000 in the aggregate for additions to property, plant, equipment or intangible capital assets;

(o) made any material change in the manner in which services have been performed or marketed or any other material change to the Business;

(p) had any labor dispute or received notice of any material grievance;

(q) suffered any Material Adverse Change in its financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or operations; or

(r) agreed, whether in writing or otherwise, to take any action described in this Section 4.7.

4.8. Officers and Directors. Set forth on Schedule 4.8 is a true and complete list of the names of the directors and officers of each entity within the Group and, in the case of officers, the title, or classification of each such officer.

4.9. Affiliates. Except for intercompany transactions disclosed on Schedule 4.9, no officer, director, employee, holder of any Equity Interest or other Affiliate of any Seller or entities within the Acquired Group or any individual related by marriage or adoption to any such party or any entity in which any such party owns any beneficial interest, is a party to any Contract or transaction with any entity within the Acquired Group or which is pertaining to the Business or has any interest in any property, real or personal or mixed, tangible or intangible, used by any entity within the Group in the conduct of the Business.

4.10. Contracts.

(a) Except as set forth on Schedule 4.10(a), no entity within the Group is bound by any of the following (each a “Material Contract”):

(i) any Contract that grants a power of attorney, agency or similar authority to another Person;

(ii) any Contract to lend or advance to, invest in, or guarantee any indebtedness, obligation or performance of, or indemnify any Person;

(iii) any Contract relating to the employment of any Person or their compensation in connection with such employment, including with respect to profit sharing, deferred compensation, severance or similar Contract;

(iv) any collective bargaining or similar labor agreement or Contract

(v) any Contract for the use or occupancy of real property;

(vi) any partnership, joint venture or strategic alliance agreement;

(vii) any agreement of surety, guarantee or indemnification with respect to which any member of the Group is the obligor;

(viii) any Contract (including any purchase orders pursuant to a master services agreement) pursuant to which the Group is entitled or expected to receive aggregate payments of $1,000,000 or more;

(ix) any Contract pursuant to which the Group is obligated or expected to make payments of $500,000 or more;

(x) any Contract limiting the freedom of such entity within the Group from engaging in any business including any non-competition agreement or other restrictive covenant agreement;

(xi) except for Permitted Liens, any Contract that contains a Restriction with respect to any asset of such entity within the Group;

(xii) any Contract relating to Indebtedness, including the Loan Agreements;

(xiii) any capitalized leases with an annual payment in excess of $50,000;

(xiv) any unexpired written bid or proposal to enter into any of the contacts identified above that is of a nature that it could, as presented, be accepted by a third party and be thereby binding upon such entity within the Group; and

(xv) any other Contract other than purchase orders in the ordinary course, which involves consideration or other expenditures or potential liability of such entity within the Group (A) in excess of $250,000, (B) involving performance over a period of more than twelve (12) months, or (C) not terminable upon thirty (30) days (or less) notice without payment by such entity within the Group.

(b) Except as set forth on Schedule 4.10(b) each Material Contract to which an entity within the Group is a party is as to such entity, valid and in full force and effect and there exists no breach by such entity, or, to the knowledge of the Sellers, any breach by the other party/parties thereto. A copy of each Material Contract identified on Schedule 4.10(a) or (b) has been delivered to the Buyer and such copy is true, correct, and complete in all respects. Each Contract listed on any Schedule hereto is on arm’s-length terms.

4.11. Litigation; Compliance. Except as disclosed on Schedule 4.11, (a) there has been no written or oral notice of any Claim pending or, to the knowledge of the Sellers, threatened nor is there any written Order outstanding, against any entity within the Group; (b) no entity within the Group has received any notice claiming any, and is not in, violation of any Law or Order from any Governmental Entity and no entity within the Group is subject to any Order; (c) the Business of the Group is, and has at all times been, conducted in accordance in all material respects with all applicable Laws, ordinances, licenses or Permits of any Governmental Entity and (d) no event has occurred, and, to the knowledge of the Sellers, no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Legal Proceeding.

4.12. Employee Matters.

(a) Schedule 4.12(a) sets forth a true and complete list of the names, titles, annual salaries of all employees, officers, independent contractors and consultants of each of the entities within the Group whose general (or annualized in the case of recent hires) compensation is reasonably expected to exceed $100,000 for 2015 (including name, title/position, dates of hire, employment classification, status (active or on leave of absence), and total annual compensation for 2014, and anticipated in 2015). Except as set forth on Schedule 4.12(a), no employee on Schedule 4.12(a) has given as of the date hereof notice of an intention to leave the Group’s employ before or after the Closing Date.

(b) Except as set forth in Schedule 4.12(b), no employees of the Group have any written or oral Employment Agreements that provide payments based solely upon the Closing, severance payments upon termination, change of control payments, sale bonus, payment of salary, vacation or sick pay or other benefits upon termination of employment, a required fixed term of employment, or any specific limitations or conditions regarding any employee’s employment.

(c) Each of the entities within the Group has complied materially with all applicable Laws and Orders relating to employment or labor, employment practices, terms and conditions of employment, wages and hours, recordkeeping regarding employees and contractors, and labor relations, including any provisions relating to (i) wages, hours, bonuses, overtime pay, meal or break time or pay, commissions, termination pay, vacation pay, sick pay, any other form of compensation, and classification of employees or contractors for purposes of compensation or otherwise (ii) unlawful, wrongful, retaliatory, harassing, or discriminatory employment or labor practices, (iii) occupational health and safety standards, federal contractor requirements and (iv) immigration and records supporting authorization to work in the United States, workers’ compensation, disability, unemployment compensation, employee privacy rights, whistleblower laws, and all other employment Laws and Orders.

(d) Except as set forth on Schedule 4.12(d), no present or former employee, officer or director of each of such entities has, or will have at the Closing Date, any Claim against the Group or the Buyer for wages, salary, bonus, vacation, severance, benefit plans, or sick pay or other damages except for the same incurred in the ordinary course of business through the last payroll period prior to the Closing Date.

(e) There are no current or past collective bargaining agreements for the Group with any labor union or other representative of employees, and no such agreements are currently being negotiated, nor, is there or has there been any union organizational activity taking place with respect to the Business. No entity within the Group has conducted a lockout of any of its employees, nor has it been subject to, or, threatened with, any strike, slowdown, picketing or work stoppage by any union or other group of employees, any unfair labor practice charge, any petitions to the National Labor Relations Board, any secondary boycott with respect to the products or services of the Business, or any other labor trouble or other occurrence, event or condition of a similar character.

(f) There are no Claims or Legal Proceedings pending or, to any Group member’s knowledge, threatened, against the Group (whether under federal or state law, under any Employment Agreement or otherwise) asserted by any present or former employee or contractor of the Group or by any Governmental Entity with respect to any employment- or contractor-related matter. No Governmental Entity has asserted or threatened any claim against any Group member regarding any employee or contractor matter, nor is any Group member subject to any Order or Governmental Entity inquiry or investigation relating to any employee- or contractor-related matter. No Governmental Entity has issued any finding of any violation of any Law or Order regarding employees or contractors of the Business.

(g) No entity within the Group is a federal, state or local government contractor or is subject to any affirmative action plan or other requirements pertaining to employment requirements for federal, state or local government contractors.

(h) The Group has in its possession complete personnel files, including all performance reviews; payroll records, I-9 documentation, and agreements regarding employment, compensation or bonuses for all current and former employees or contractors of the Business.

(i) The Group has not engaged in any facility closing or employee layoff activities in the past year or that would otherwise give rise to an obligation to provide any notice required pursuant to the Worker Adjustment Retraining and Notification Act of 1988 as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

(j) To the Knowledge of the Sellers, no employee of the Business is bound by, or is alleged to be bound by any agreement between such employee and any other person that affects or could affect the employee’s employment with the Business, or is part of any threatened or pending claim regarding the employee or the Business.

(k) Schedule 4.12(m) sets forth a true and complete list of every Group Plan now in effect or under which any entity within the Group is a party. No entity within the Group has any material liability (direct or indirect or otherwise) arising under ERISA, the Code or any other applicable Law or regulation in connection with any Group Plan. Each Group Plan has been maintained and administered in all respects in material compliance with its terms and all applicable Laws, rules and regulations. All contributions to the Group Plans (including both employee and employer contributions), including premium payments, that are required to have been made, whether by virtue of its terms or by operation of Law, have been made by the due date thereof (including all applicable extensions). No entity within the Group maintains any plan or arrangement which provides for retiree health or other post-termination of employment welfare benefits, except as required by COBRA or other provisions of Law.

(l) No entity within the Group nor any Person required to be aggregated therewith pursuant to Section 414(b), (c), (m) or (o) of the Code and/or Section 4001(b) of ERISA maintains, contributes to or otherwise has or could reasonably be expected to incur, any liability under Title IV of ERISA and/or the minimum funding requirements of Section 412 of the Code and/or Section 302 of ERISA. The 401(k) Plan is the sole Group Plan intended by the Group to be tax-qualified under Section 401(a) of the Code, and it is so qualified and its attendant trust is tax-exempt under Section 501(a) of the Code and the Sellers know of no event or condition which could reasonably be expected to adversely affect the 401(k) Plan’s tax-qualified status or such trust’s tax-exempt status. In regard to the 401(k) Plan, the Group has delivered to the Buyer and its counsel true and complete copies of all material documents relative thereto. There is no unfunded non-tax-qualified Group Plan which provides a pension or retirement benefit. No entity within the Group has made any commitment to create, modify, change or terminate any Group Plan other than as may be necessary for compliance with applicable law. Each Group Plan that constitutes a non-qualified deferred compensation plan for purposes of Section 409A of the Code has, with respect to Qualspec Inc. since October 29, 2008 and with respect to Qualspec LLC since October 5, 2009, been operated pursuant to a good faith, reasonable interpretation of the requirements of Section 409A of the Code and all applicable guidance issued thereunder.

4.13. No Conflict; Consents. Schedule 4.13 sets forth a complete list of all Contracts and Permits with respect to which any entity within the Group is a party which contain a change of control or assignability provision which would be triggered by the transactions contemplated in this Agreement. No Consent or other action by, or notice to, any Person (other than a Governmental Entity) or party to any of the Transaction Documents to which any entity within the Group is a party is necessary for the consummation of the transactions contemplated thereby.

4.14. Assets. Each entity within the Group has good and marketable title to, or a valid leasehold interest in, all its properties and assets free and clear of all Restrictions other than Permitted Liens. Except as set forth on Schedule 4.14, all such properties and assets (including intangibles) owned by such entity are reflected on the Balance Sheet. The personal and other properties and assets (including intangibles) owned by such entity or leased or licensed by such entity constitute all such properties and assets which are necessary to conduct the Business as currently conducted. The only jurisdictions where UCC financing statements have been filed that list an entity within the Group as a debtor are set forth on Schedule 4.14.

4.15. Environmental Laws and Regulations. Except as and only to the extent specifically set forth on Schedule 4.15:

(a) Each entity within the Group is and has at all times during any relevant limitations period been in compliance in all material respects with all Environmental Laws in connection with the operation of the Business and the ownership, use, maintenance or operation of any Business Facilities.

(b) The entities within the Group have all Environmental Permits necessary for the ownership and operation of the Business and each of their respective Business Facilities in compliance with all Environmental Laws, and has timely filed applications for renewal of all Environmental Permits. Such Environmental Permits are valid and in full force and effect, and no prior notification or application for a modification, amendment or transfer is necessary in connection with the consummation of the transaction contemplated hereby.

(c) The operations of the Group members have not resulted in the release of Environmental Materials to or any known or latent pollution or contamination of any soil, groundwater or other environmental media, and all services performed by the Group members at any Customer Facility have been performed in a manner that prevents any unauthorized release, emission or discharge into the environment and that is otherwise protective of the environment, public and worker health and safety, and natural resources.

(d) No Environmental Materials have been released or are present on, under or about any Business Facility, and no member of the Group has caused or allowed the release of any Environmental Materials at any Customer Facility, in quantities or concentrations that require reporting or exceed any applicable assessment, remediation, exposure or health standard established by Environmental Laws, and no member of the Group has received any written notice regarding any violation of, or any Liability (including STRICT LIABILITY) or investigatory or remediation obligation under, any Environmental Law or Environmental Permit with respect to the past or current operations, properties or facilities of the Group members or any of their respective Business Facilities or Customer Facilities.

(e) No Environmental Materials generated at any Business Facility, or generated by any Group member at any Customer Facility, or for which any Group member or any of their current or former subsidiaries arranged for disposal, have been treated, stored, disposed of or released at a location that has been nominated or identified as a facility that is subject to an existing or potential claim under CERCLA or similar Environmental Laws.

(f) No member of the Group has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance in a manner which has given or would be expected to give rise to any material Liabilities (including without limitation STRICT LIABILITIES) or investigatory or remediation obligations pursuant to any Environmental Law or Environmental Permit.

(g) No entity within the Group is subject to, nor has received any notice of any investigations, inquiries or other Legal Proceedings nor is any demand, notice letter, Claim, hearing or notice of violation pending or, to the knowledge of the Sellers, threatened against such entity relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder, nor is there any valid basis for such an investigation, action, or Legal Proceeding.

4.16. Brokerage. Except as set forth on Schedule 4.16, no broker or finder has acted directly or indirectly for any entity within the Group or the Sellers in connection with the transactions contemplated in this Agreement and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on any Contract made by or on behalf of any entity within the Group or the Sellers or for which Buyer may become directly or indirectly liable.

4.17. Insurance. Set forth on Schedule 4.17 is a complete list of (i) all insurance Claims made by any entity within the Group, with respect to the Company since January 1, 2012 and (ii) all insurance policies which the Group maintains with respect to the Business or the operations, properties or employees of the Group, including any self-insurance arrangements affecting the Group. The Group has paid all premiums due under said policies, such policies are in full force and effect and none of the current and historical limits of liability under such policies have been exhausted or impaired. No entity within the Group has received any notice of, and no such entity is otherwise aware of, any facts (including the consummation of the transactions contemplated by this Agreement) indicating a likelihood of the cancellation of any such insurance policy prior to its scheduled termination date. Each member of the Group has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

4.18. Banks. Schedule 4.18 contains a complete and correct list of the names and locations of all banks or other financial institutions in which any entity within the Group has accounts or safe deposit boxes, the names of all persons authorized to draw thereon or to have access thereto and the account numbers associated therewith.

4.19. Business Relationships. Schedule 4.19(i) contains a true and complete list of the Group’s collective twenty (20) largest customers (by dollar amount of revenue) and the dollar amount of such revenue from each such customer for (i) the fiscal year ended December 31, 2014 and (ii) the period commencing on January 1, 2015 through March 31, 2015 (collectively, the “Applicable Period”). Schedule 4.19(ii) contains a true and complete list of the Group’s collective ten (10) largest suppliers (by dollar amount of purchases) and the dollar amount of such purchases from each such supplier for the Applicable Period. Except as set forth on Schedule 4.19(iii), no Person who was a material customer or material supplier of any entity within the Group during the Applicable Period has canceled or otherwise terminated, or threatened or notified the Group of its intent to cancel or otherwise terminate, its relationship with such entity within the Group or materially decreased or limited or threatened or notified the Group of its intent to materially decrease or limit materially, its purchases of the products or services of, or sale of products or services to, any such entity within the Group, except in the ordinary course or at the expiration of a contract or engagement.

4.20. Real Property.

(a) Schedule 4.20(a) contains a true and complete list of all real property owned in whole or in part by the Group and includes the name of the record title holder thereof and a list of all Indebtedness secured by a lien thereon. Each entity within the Group that owns such real property has good and marketable title in fee simple to the indicated real property owned by it set forth on Schedule 4.20(a), free and clear of all Restrictions. All of the buildings, structures and appurtenances situated on the real property are owned in whole by such entity within the Group are in good operating condition and in a state of good maintenance and repair (ordinary wear and tear excepted), are adequate and suitable for the purposes for which they are presently being used and, with respect to each, such entity within the Group has adequate rights of ingress and egress for operation of the Business of the Group in the ordinary course. None of such buildings, structures, or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any Law or Order, or encroaches on any property owned by others. No condemnation proceeding is pending or, to the knowledge of the Sellers, threatened which would preclude or impair the use of any such property by the Group for the purposes for which it is currently used. There are no leases, subleases, licenses, concessions, easements, servitudes, rights-of-way, encumbrances or other Contracts granting to any party or parties the right of use or occupancy of any portion of such real property.

(b) Schedule 4.20(b) sets forth a true and complete list of all real property leased by each entity within the Group (the “Leased Real Property”). True and correct copies of all leases, and all amendments to such leases, have been delivered to the Buyer. Each entity within the Group has a valid leasehold interest in its respective Leased Real Property, free and clear of all Restrictions other than Permitted Liens. All leases listed on Schedule 4.20(b) are in full force and effect and no event of default by the respect entity within the Group has occurred, and no event has occurred which (whether with or without notice, lapse of time or both) could reasonably be expected to cause a default thereunder. There are no condemnation or appropriation or similar proceedings pending or, to the knowledge of the Sellers, threatened against any such real property or improvements thereon. There are no challenges or appeals pending, or, to the knowledge of the Sellers’, threatened regarding the amount of the taxes on, or the assessed valuation of the Leased Real Property, and no entity within the Group has entered into any special arrangements or agreements with any Governmental Entity with respect thereto. There are no parties other than an entity within the Group in possession of any portion of the Leased Real Property, and no Contract grants any party (other than an entity within the Group) the right of use or occupancy of any portion of the Leased Real Property. The Leased Real Property constitutes all such leases which are necessary to conduct the Business as currently conducted.

4.21. Intellectual Property.

(a) Schedule 4.21(a) sets forth a true and complete list of all Intellectual Property Rights of each entity within the Group, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed and the name of the owner of each such registration or application; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right. The Intellectual Property Rights owned or licensed to any entity within the Group include all of the Intellectual Property Rights used by any entity within the Group to conduct the Business in the manner in which the Business is currently being conducted and as the Business will be conducted up to the Closing Date. Except as set forth on Schedule 4.21(a), no entity within the Group is required to pay royalties or other compensation to any third parties in respect of its ownership or use of any Intellectual Property Rights. All necessary registration, maintenance and renewal fees in connection with any registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Intellectual Property Rights have been filed with the relevant Governmental Entity for the purposes of maintaining such Intellectual Property Rights.

(b) Except as set forth on Schedule 4.21(b), since January 1, 2012, no entity within the Group has been sued or charged in writing with or been a defendant in any Claim, suit, action or proceeding that involves a Claim of infringement of any Intellectual Property Right, and to the knowledge of the Sellers there is no basis for any Claim of infringement against any entity within the Group. The current use by each entity within the Group of the Intellectual Property Rights does not infringe the rights of any other Person in any manner.

(c) Each entity within the Group has taken all steps that are reasonably required to protect its rights in, and the confidentiality of, the Intellectual Property Rights belonging to any entity within the Group or provided by any other Person to any entity within the Group. Without limiting the foregoing, each entity within the Group has, and enforces, a policy requiring each of its employees, consultants, and contractors to execute a proprietary information, confidentiality and assignment agreement, copies of which have been previously provided to the Buyer, and all current and former employees, consultants, and contractors of the Group have executed such an agreement. To the knowledge of the Sellers, no employee of any entity within the Group is obligated under any agreement or commitment, or subject to any judgment, decree or order of any court or administrative agency, that could interfere with such employee’s duties to any entity within the Group, or that could conflict with the Business.

4.22. Service Warranties. The Buyer has been furnished in the electronic data room with complete and correct copies of the standard terms and conditions of sale, if any, of each of the services of the Group with respect to all Contracts involving annual revenue to the Group in excess of $1,000,000. Except as set forth on Schedule 4.22 or as required by Law, services performed by the Group are not subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions.

4.23. Permits. Schedule 4.23 contains a true and complete list of all Permits and pending applications for Permits required or used in the operation of the Business, setting forth the licensor, the licensee, the function and the expiration and renewal date of each. The Sellers have delivered or made available to the Buyer (in the electronic data room) true and complete copies of all such Permits. Except as disclosed in Schedule 4.23: (a) the applicable entity within the Group owns or validly holds all Permits listed in Schedule 4.23; (b) each such Permit is valid, binding and in full force and effect; (c) no entity within the Group is, nor has it received any written notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such Permit; and (d) to the knowledge of the Sellers, there has been no indication that any such Permit may be issued, renewed, modified or revoked on terms or conditions other than those currently in effect.

4.24. Certain Payments. No entity within the Group, nor any Affiliate, director, manager, officer or employee thereof, nor, to the to the knowledge of the Sellers, any third party representative in connection with the Business, has directly or indirectly, whether through Affiliates, partners, directors, managers, officers, employees, agents or representatives, paid, offered, promised, authorized or agreed to give any monies, gift or other thing of value or benefit, whether in cash or kind, and whether or not pursuant to a Contract, to any official or employee of any Governmental Entity (including an official or employee of any public international organization or government-owned business or enterprise), or to any political party, employee or director thereof, or any candidate for a political position or any political subdivision for the purpose of influencing any act or decision of such official or employee, in violation of any Law, including but not limited to the United States Foreign Corrupt Practices Act of 1977, as amended, (a) to further the business of any entity within the Group, or (b) to assist any entity within the Group in connection with any actual or proposed transaction in connection with their respective operations.

4.25. Accuracy of Information Furnished. No representation, statement or information contained in this Agreement, the Transaction Documents or any Contract or document executed in connection herewith or delivered pursuant hereto or thereto or made or furnished to Buyer or their respective representatives by the Company and the Sellers contains any untrue statement of a material fact or omits or will omit any material fact necessary to make the information contained therein not misleading. The Company and the Sellers have provided Buyer with correct and complete copies of all documents listed or described in the Schedules.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

5.1. Buyer Representations. The Buyer hereby represents and warrants to the Sellers as follows:

(a) Formation. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has all requisite power and authority, and all necessary Consents, Orders, licenses and Permits of and from all Governmental Entities, to own and use its assets, and to carry on its business as it is now being conducted.

(b) Authority; Binding Effect; and Consents. The execution, delivery and performance by the Buyer of this Agreement and any other Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated thereby by the Buyer have been duly and validly authorized by all necessary action on the part of the Buyer. The Buyer has all requisite power and authority to enter into this Agreement and any other Transaction Documents to which it is a party and to carry out the transactions contemplated thereby.

(c) Enforceability. This Agreement and any other Transaction Documents to which the Buyer is a party have been duly executed and delivered by the Buyer and constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(d) Consents of Governmental Entities. Except as set forth on Schedule 5.1(d) and except as required pursuant to the HSR Act, no Consent, declaration, filing or registration by the Buyer with any Governmental Entity is required in connection with the execution and delivery by the Buyer of this Agreement and the Transaction Documents and the consummation of the transactions contemplated thereby.

(e) No Conflict. Neither the execution, delivery nor performance of this Agreement and any other Transaction Documents to which the Buyer is a party, nor the consummation by the Buyer of the transactions contemplated thereby, will conflict with, or result in a breach of, any of the terms, conditions or provisions of the Charter Documents or any material Contract to which the Buyer is a party or by which it is bound.

(f) Brokerage. Except as set forth on Schedule 5.1(e), no broker or finder has acted directly or indirectly for the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on Contracts made by or on behalf of the Buyer.

(g) Litigation; Compliance. There is no Claim, pending or to the knowledge of the Buyer threatened, nor is there any written Order outstanding, against the Buyer which would prevent the Buyer from being able to close the transactions contemplated by this Agreement.

(h) Financing. The Buyer will have at Closing the requisite amount of cash, equity and/or debt financing to complete the transactions contemplated in this Agreement and the other Transaction Documents and neither the raising of cash, equity financing and/or debt financing is a condition to the Buyer’s obligations to close the transactions contemplated in this Agreement or the other Transaction Documents.

(i) Investment Representation. The Buyer is purchasing the Equity Interests referenced herein for its own account with the present intention of holding such Equity Interests for investment purposes and not with a view to or for sale in connection with any public distribution of such Equity Interests in violation of any federal or state securities Laws. The Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks of the transactions contemplated hereby and of ownership of such Equity Interests. The Buyer acknowledges that such Equity Interests have not been registered under the Securities Act or any state or foreign securities Laws and that the Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under the Securities Act and any applicable state or foreign securities laws.

ARTICLE 6

CONDITIONS TO CLOSING AND CLOSING DELIVERIES

6.1. Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions provided herein shall be subject to the following conditions unless waived in writing by the Buyer.

(a) Representations. The representations and warranties of the Sellers and the Group contained in this Agreement shall be true in all respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date.

(b) Compliance with all Agreements. The Sellers shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing.

(c) No Material Adverse Change. During the period from the Balance Sheet Date to the date hereof and during the period from the date hereof through the Closing Date, there shall have been no Material Adverse Change.

(d) No Orders; Legal Proceedings. No Law shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Claim have been instituted and remain pending or have been threatened and remain so at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or materially restrict the transactions contemplated by this Agreement or materially restrict the Business from operating following the Closing Date consistent with past practice.

(e) Bring-Down Certificates. The Buyer shall have received from each of the Sellers a certificate of such Seller (dated the Closing Date) certifying and setting forth that the conditions specified in subsections (a), (b), (c) and (d) of this Section 6.1 have been fulfilled.

(f) Good Standing Certificate. The Representative shall have delivered to the Buyer a good standing certificate with respect to each entity within the Acquired Group (other than the Northstar GP), as of a date no more than five (5) days prior to the Closing Date, issued by the Secretary of State or equivalent officer of the states or country of such entity’s incorporation or formation, as applicable.

(g) No Indebtedness of the Acquired Group or Restrictions on Assets. On the Closing Date and after giving effect to the transactions contemplated hereby no entity within the Acquired Group shall have any Indebtedness or any Restrictions other than Permitted Liens on its assets.

(h) Option Holders. Each of the Option Holders has exercised all of his, her or its options, executed the Company Agreement and acquired all of the Option Units and the Buyer shall have received from the Representative executed documentation evidencing the satisfaction of the conditions set forth in this Section 6.1(h).

(i) HSR Act. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired and clearance of the transactions contemplated by this Agreement shall have been provided, as applicable, from the Antitrust Division of the United States Department of Justice, the Federal Trade Commission or any state Governmental Entity under the HSR Act or any similar state Law.

(j) Forms UCC-3. The Buyer shall have received Forms UCC-3 of the Northstar Shareholder, The Huntington National Bank and Olympus America Inc., releasing all Forms UCC-1 wherever located with respect to each entity within the Acquired Group.

(k) Payoff Letters. The Buyer shall have received copies of duly executed Pay-off Letters.

(l) Release Agreements. The Buyer shall have received copies of duly executed release agreements, substantially in the form of Exhibit C hereto, executed by each of the Sellers (collectively the “Seller Releases”).

(m) Earnout Escrow Agreement. The Representative and the Earnout Escrow Agent shall have executed and delivered the Earnout Escrow Agreement to the Buyer.

(n) Management Agreement. The Acquired Group and Clearview Capital LLC shall have terminated the (i) Management Agreement, dated October 5, 2009, by and between Clearview Capital LLC and IESCO LLC and (ii) Management Agreement, dated October 29, 2008, by and between Clearview Capital LLC and Altech Inspections, Inc. (together, the “Management Agreements”) and the Representative shall deliver evidence to the Buyer that such agreements have been terminated and are of no further force and effect.

(o) Resignations. The Representative shall have delivered executed resignation letters, effective as of the Closing, from the officers, managers and directors of each entity within the Acquired Group.

(p) Secretary’s Certificate. Each of the Sellers that is an entity shall have delivered to the Buyer a certificate of a duly authorized officer or trustee of such Seller certifying as to the: (i) true, correct and complete copies of the Charter Documents of such Seller as in effect as of the Closing, (ii) incumbency of any Persons executing this Agreement and the other Transaction Documents to which such Seller is a party and (iii) true, correct and complete resolutions or written consents authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party.

(q) Non-Foreign Status Certificate. Each of the Sellers shall have delivered a certificate of non-foreign status of such Seller that meets the requirements of Treasury Regulation Section 1.1445-2(b)(2) duly executed by such Seller in a form reasonably acceptable to Buyer.

(r) Non-Competition Agreements. Each Restricted Seller shall have delivered a non-competition agreement in form and substance satisfactory to Buyer (collectively, the “Non-Competition Agreements”).

(s) Employment Agreements. The Buyer shall have received duly executed amendment and restated Employment Agreements from Declan Rushe and Clarke Coccari in form and substance satisfactory to Buyer.

(t) Governmental Consents. The Consents set forth on Schedule 5.1(d) shall have been obtained.

(u) License Termination. Written confirmation from the U.S. Nuclear Regulatory Commission (the “NRC”) of the termination of NRC Materials License, License Number 04-32290-03 issued to Qualspec LLC, in compliance with all applicable Laws.

(v) Unit Assignments. Each of the Selling Unit Holders and Option Holders shall have delivered duly executed instruments of sale, transfer and conveyance evidencing and effecting the sale of the Seller Units and Option Units owned by such Seller to Buyer in form and substance satisfactory to Buyer.

(w) GP Interests Assignment. The Northstar Shareholder shall have delivered duly executed instruments of sale, transfer and conveyance evidencing and effecting the sale of the GP Interests to Buyer in form and substance satisfactory to Buyer.

(x) Blocker Stock Powers. The Clearview Shareholder and the Northstar Shareholder shall each deliver stock certificate(s) evidencing all of the Clearview Blocker Shares held by it, accompanied by duly executed stock powers in form and substance acceptable to Buyer.

6.2. Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions provided herein shall be subject to the following conditions unless waived in writing by the Representative.

(a) Representations. The representations and warranties of the Buyer contained in this Agreement shall be true in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date.

(b) Compliance. The Buyer shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

(c) Officer’s Certificate. The Representative shall have received from the Buyer (dated the Closing Date and in form and substance reasonably satisfactory to the Representative) a certificate of an officer of the Buyer certifying and setting forth (i) that the conditions specified in subsections (a) and (b) of this Section 6.2 as to the Buyer have been fulfilled and (ii) a copy of the resolutions of the Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party.

(d) HSR Act. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated and clearance of the transactions contemplated by this Agreement shall have been provided, as applicable, from the United States Department of Justice, the Federal Trade Commission or any state Governmental Entity under the HSR Act or any state Law.

(e) Earnout Escrow Agreement. The Buyer shall have funded the Earnout Escrow Amount and the Buyer and the Earnout Escrow Agent shall have executed and delivered the Earnout Escrow Agreement to the Representative.

(f) Payments to Satisfy Company Indebtedness. The Buyer shall have delivered to the lenders under the Loan Agreements, the sums from the Estimated Purchase Price set forth on the Pay-off Letters and Flow of Funds Sheet.

(g) Payment of the Purchase Price. The Buyer shall have paid the Purchase Price (less amounts referenced in Section 6.2(e) and Section 6.2(f)) to the Representative at the Closing as set forth in Section 2.2 hereof.

ARTICLE 7

NON-DISCLOSURE, NON-USE OF CONFIDENTIAL INFORMATION

7.1. Non-Disclosure and Non-Use. Without the prior written Consent of the Buyer, none of the PE Sellers shall disclose or use any Proprietary and Confidential Information of any entity within the Acquired Group, which any of its officers, managers, directors, employees, counsel, agents, investment bankers, or accountants, may now possess or may hereafter create or obtain relating to and such Proprietary and Confidential Information shall not be published, disclosed, or made accessible by any of them to any other Person or entity or used by any of them, provided, however, that such party may disclose or use any such information (i) as has become generally available to the public other than through a breach of this Agreement or any other confidentiality agreement or obligation of secrecy by any of the Sellers or any of its Affiliates and representatives, (ii) as becomes available to such party on a non-confidential basis from a source other than any other party hereto or such other party’s Affiliates or representatives, provided that such source is not known or reasonably believed by such party to be bound by a confidentiality agreement or other obligations of secrecy, (iii) as may be required in any report, statement or testimony required to be submitted to any Governmental Entity having or claiming to have jurisdiction over it, or as may be otherwise required by applicable Law, or as may be required in response to any summons or subpoena or in connection with any litigation, (iv) as may be required to obtain any governmental approval or Consent required in order to consummate the transactions contemplated by this Agreement or (v) as may be necessary to establish such party’s rights under this Agreement; provided, further, however, that in the case of clauses (iii), (iv) and (v) above the Person intending to disclose confidential information will promptly notify the party to whom it is obliged to keep such information confidential and, to the extent practicable, provide such party a reasonable opportunity to prevent public disclosure of such information. Notwithstanding the foregoing, the Clearview Shareholder, the Northstar Shareholder and their respective Affiliates may disclose information related to the Group’s results of operations for any period prior to Closing to its or their current and future investors, including potential investors; provided that each current, future or potential investor be advised of the confidential nature of such information and the Clearview Shareholder or Northstar Shareholder, as applicable, shall be responsible for any disclosure of such information by such investor that would be in violation of this Section 7.1.

7.2. Return of Confidential Materials. In the event the transactions contemplated hereby are not consummated and this Agreement is terminated pursuant to Section 11.1, each party hereto shall return all confidential materials to the appropriate other party or destroy such confidential materials (and certify in writing the destruction thereof) exchanged in connection with this Agreement. Each party acknowledges responsibility for disclosures caused by such party and any of its respective Affiliates and representatives.

7.3. Non-Solicitation. For the purpose of protecting the Business’ trade secrets and goodwill, none of the PE Sellers shall, during the period commencing on the Closing Date and ending on the fifth (5th) anniversary date of the Closing Date, directly or indirectly through any other individual, Person or entity, (i) (A) employ, enter into a consulting, contractor or customer engagement, solicit or induce any Person who is, or was at any time during the two (2) year period prior to the date hereof, an employee or consultant or contractor or customer of any entity within the Acquired Group, (B) cause such Person to terminate or refrain from renewing or extending or materially change his or her or its employment by, or other relationship with, any entity within the Acquired Group or (C) cause such Person to become employed by or enter into a consulting or contractor or customer relationship with any Seller or any of their Affiliates or (ii) in any way interfere with the relationship between any customer, supplier, distributor, franchisee, licensee or business relation and any entity within the Acquired Group or its Affiliates. Notwithstanding the foregoing, any employee or consultant or contractor (but not a customer) of any entity within the Acquired Group may be solicited and engaged (A) pursuant to a general solicitation or (B) after six months from the date of termination of employment or consulting relationship with any entity within the Acquired Group; provided that if such termination is by any entity within the Acquired Group then such six-month restriction shall not apply.

7.4. Essential to Agreement. These provisions of Article 7 are material and essential to inducing Buyer to enter into this Agreement and Buyer requires full compliance with all terms of Article 7 in order to obtain the full benefit and value of the goodwill and assets being purchased under this Agreement. The Sellers acknowledge and agree that his/her/its breach of any of the promises contained in this Article 7 will result in irreparable and continuing damage to the Buyer for which there will be no adequate remedy at law, and the Buyer shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper, including monetary damages, return of amounts deemed to be unjust enrichment, and attorneys’ fees incurred by the Buyer in enforcing the terms of this Article 7.

ARTICLE 8

OTHER COVENANTS AND AGREEMENTS

8.1. Covenants To Be Observed by the Sellers. The Sellers agree to the following and to cause each entity within the Acquired Group, as applicable, to comply with the following:

(a) Operation of Business in the Ordinary Course. During the period between the date hereof and the Release Time, any entity within the Acquired Group may distribute cash to the respective Sellers and repay existing Indebtedness, even if such activities are outside the ordinary course. Except as set forth in the preceding sentence, or as previously approved by the Buyer in writing, until the Release Time, each entity within the Acquired Group shall conduct the Business only in the ordinary course and consistent with their prior practices, will maintain normal working capital (other than cash) consistent with prior practice and will comply in all material respects with the requirements of all applicable Laws and all actions and requirements of any Governmental Entity necessary in the operation of the Business. Without limiting the generality of the foregoing, prior to the Release Time, no entity within the Acquired Group shall without the Buyer’s prior written consent, (i) amend or propose to amend its Charter Documents, (ii) take any action or enter into any transaction of the sort described in Section 4.7, or which would cause Section 4.7 to become untrue, (iii) make or change any Tax election or change any annual Tax accounting period, (iv) issue any Equity Interest or grant the right to acquire any Equity Interest in any entity within the Acquired Group or (v) liquidate, dissolve, recapitalize or otherwise wind-up its business.

(b) Insurance; Defaults; Litigation. Until the Release Time, the Sellers shall cause each entity within the Acquired Group to (i) maintain in force (including necessary renewals thereof) the insurance policies currently in effect, except to the extent that they may be replaced with equivalent policies appropriate to insure its assets and business, to the same extent as currently insured, without material increase in cost; (ii) comply in all respects with all Contracts to which any entity within the Acquired Group is a party and not suffer or permit to exist any condition or event that, with notice or lapse of time or both, would constitute a default by it under any material Contract, license or governmental Consent or Permit; (iii) duly observe and conform, in all material respects, to all applicable Laws; and (iv) notify the Buyer of any Claim that after the date hereof is threatened or commenced against it.

(c) Access. Until the Release Time, the Sellers shall cause each entity within the Acquired Group, upon reasonable notice, to afford the Buyer and its accountants, managers, members, officers, partners, employees, counsel, agents and other representatives, reasonable access during business hours to the plants, properties, Books and Records of such entity within the Acquired Group, shall permit them to make extracts from and copies of such Books and Records, and will from time to time furnish the Buyer with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or further prospects of such entity within the Acquired Group as the Buyer reasonably requests; provided, however, that the Buyer agrees to keep all information obtained as a result of such access in strict confidence in the event the transactions contemplated by this Agreement are terminated as described in Article 11 hereunder, and all such information shall be returned to such entity within the Acquired Group within a reasonable time. Until the Release Time, each entity within the Acquired Group shall cause their independent certified public accountants to make available to the Buyer and its independent certified public accountants the work papers relating to any audits of such entity within the Acquired Group.

(d) Contracts. No entity within the Acquired Group shall (i) enter into any Contract outside of the Ordinary Course of Business, (ii) enter into any Contract that would be classified as a Material Contract hereunder or (iii) amend, modify, terminate, breach or waive any material right under any Material Contract, in each case not approved in writing by the Buyer.

(e) Books and Records. Each of the Sellers shall cause all Books and Records in such Seller’s possession to be delivered into the possession of the Group at and after the Closing.

(f) Employee Benefits. Until the Release Time, each entity within the Acquired Group shall refrain from adopting any Group Plan or amending any Group Plan which increases the current or future liability of any entity within the Acquired Group thereunder (other than an amendment that is required by Law or that is necessary or appropriate to maintain such Group Plan’s qualified status under the Code) and shall pay all contributions to the Group Plans as they become due.

(g) Notice of Material Adverse Changes. Until the Release Time, the Sellers shall promptly notify, and shall cause the applicable entity within the Acquired Group to promptly notify, the Buyer of any Material Adverse Change.

(h) Exclusivity. In consideration of the Buyer entering into this Agreement and devoting significant time and resources towards exploring a possible transaction, until the Release Time (1) each of the Sellers will cease, and will cause each entity within the Acquired Group and their respective Affiliates, employees, legal counsel, accountants, financial advisors, accountants, consultants and other representatives to cease, all existing discussions among each entity within the Acquired Group and the Sellers with any third party with respect to any Acquisition Proposal (as defined below) and (2) prior to any termination of this Agreement as set forth in Article 11 hereto, each entity within the Acquired Group and each Seller and each of their respective employees, legal counsel, accountants, financial advisors, consultants and other representatives will not engage in, respond to or continue any Solicitation (as defined below) or take any action to authorize or permit any of the foregoing to engage in or continue any Solicitation. Each of the Sellers hereby represents to the Buyer that neither it, any entity within the Acquired Group nor any of their respective Affiliates, employees, legal counsel, accountants, financial advisors, consultants or other representatives is now engaged in discussions or negotiations with any other party other than the Buyer with respect to any Acquisition Proposal. The term “Acquisition Proposal” shall mean any proposal for (A) a sale or issuance of any Units or other Equity Interests of any entity within the Acquired Group, (B) a merger, consolidation, sale of a substantial portion of the assets or any similar transaction or business combination involving any entity within the Acquired Group, (C) any other transaction involving any entity within the Acquired Group or any of their Equity Interests or assets that would have an effect similar to the transactions described in (A) or (B), or (D) any other transaction that would reasonably likely have the effect of proscribing the transactions contemplated in this Agreement, including, without limitation, a recapitalization or refinancing. The term “Solicitation” shall mean any action or activity pursuant to which any Person, directly or indirectly, solicits, entertains or enters into any agreement, negotiations with, or furnishes any information to, any Person (other than the Buyer or any agent, Affiliate, representative or other designee of the Buyer), with respect to any Acquisition Proposal, including, without limitation, discussions between or among the Sellers.

(i) Settled Matter. Each of the payment obligations set forth in the Settlement Agreement (as defined in the Schedules) with respect to the Settled Matter have been paid in full prior to the Closing.

(j) Quantapoint. Notwithstanding anything to the contrary contained herein, until the Release Time, no current assets, including cash and Accounts Receivable, or current liabilities of Quantapoint shall be distributed or otherwise transferred to any other entity within the Acquired Group, any Seller or any of their respective Affiliates.

(k) Indebtedness. Any Indebtedness that exists as of the Closing but is not paid in full at Closing shall be paid and satisfied in full by the Sellers.

(l) Blocker and Northstar GP Liabilities. Any and all Liabilities (including any Tax Liabilities) of the Blockers and Northstar GP that exist as of or arise as a result of the Closing shall be paid and satisfied by the Clearview Shareholder and Northstar Shareholder, as applicable, at the Closing, and any such Liabilities not so paid or satisfied shall be paid and satisfied in full by the Clearview Shareholder and Northstar Shareholder, as applicable.

8.2. Covenants To Be Observed by the Buyer. The Buyer hereby covenants and agrees to the following and after the Closing agrees to cause each entity within the Acquired Group to comply with the following:

(a) Removal of the names “Clearview” and “Northstar”. Within ten (10) Business Days of the Closing Date the Buyer shall cause each entity within the Acquired Group to amend their respective Charter Documents to remove the name “Clearview” or “Northstar”, as applicable, therefrom and shall cause the appropriate filings to be made in Delaware to give effect to such amendments. The Buyer shall provide to the Representative proof of the approval and acceptance of such amendments by the Delaware Secretary of State within three (3) Business Days of the receipt of such proof from the Delaware Secretary of State.

(b) Directors’ and Officers’ Indemnification and Insurance.

(i) The Charter Documents of each entity within the Acquired Group after Closing shall contain provisions no less favorable with respect to elimination or limitation of liability and indemnification than are set forth in the Charter Documents of each entity within the Acquired Group as of the date hereof, which provisions shall not be amended, repealed, or otherwise modified for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, officers, employees, fiduciaries, or agents of any entity within the Acquired Group.

(ii) Immediately after the Closing, the Buyer shall cause each entity within the Acquired Group to obtain and pay for in full for the benefit of the directors and officers who are currently covered by the Acquired Group’s existing directors’ and officers’ liability insurance (the “Indemnified Directors and Officers”) “tail” insurance policies with a claims period of at least six (6) years from the Closing Date with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Acquired Group’s existing policies for claims arising from facts or events that occurred on or prior to the Closing Date. The cost of such “tail” insurance policy shall be borne equally by the Buyer, on the one hand, and the Sellers, on the other hand.

(iii) In the event any entity within the Acquired Group or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the Buyer agrees that proper provision shall be made so that the successors and assigns of such entity within the Acquired Group, as the case may be, shall succeed to the obligations of the Buyer set forth in this Section 8.2(b).

(iv) The rights of each of the Indemnified Directors and Officers under this Section 8.2(b) shall be in addition to any right such Person might have under the respective Charter Documents of each entity within the Acquired Group, or under any agreement or insurance policies applicable to the Indemnified Director or Officer. The provisions of this Section 8.2(b) shall survive the Closing Date and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Directors and Officers and their respective heirs and assigns.

8.3. Mutual Covenants. The Buyer and the Sellers shall cooperate with each other with respect to the following:

(a) Satisfaction of Conditions. The Sellers, on the one hand, and the Buyer, on the other, shall use commercially reasonable efforts to cause the satisfaction of the conditions precedent to the obligation of the other to consummate the transactions contemplated by this Agreement. If a party’s (the Sellers, on the one hand, and the Buyer, on the other hand) conditions to Closing as set forth in Sections 6.1 or 6.2, as applicable, have been met and such party nevertheless refuses to consummate the Closing, the other party shall be entitled to specific enforcement in any court of applicable jurisdiction without the posting of any bond or other security to compel the party refusing to consummate the Closing and such other equitable remedies and Losses as such court shall determine.

(b) Public Statements. During the period prior to Closing, before the Buyer, the Sellers or any entity within the Acquired Group shall release any information concerning this Agreement or the transactions contemplated hereby which is intended for or may result in public dissemination thereof, such party shall furnish drafts of all documents or proposed oral statements to the other party, for comments, and shall not release any such information without the written Consent of Buyer or the Representative, as applicable. Nothing contained herein shall prevent any party hereto from releasing any such information if required to do so by Law or pursuant to any rule or regulation of the United States Securities and Exchange Commission or any national stock exchange.

(c) Claims by Qualspec LLC under the Insurance Policies. Qualspec LLC has claims against the insurance companies under the Insurance Policies with respect to the Settled Matter, which claims may not be resolved prior to the Closing. If such claims are not resolved prior to the Closing, the Buyer agrees that (i) it will in good faith allow the executive officers of Qualspec LLC that are Sellers to continue to pursue such claims so long as such pursuit does not unreasonably interfere with the performance of any such executive officer’s duties and responsibilities in connection with their employment by any entity within the Acquired Group, Buyer and any of their Affiliates, and (ii) that any Insurance Proceeds up to $12.5 million paid to Qualspec LLC with respect to the Settled Matter under the Insurance Policies shall be remitted to the Representative within five (5) Business Days of receipt thereof by Qualspec LLC. The Sellers shall be responsible for all third party costs and expenses (including attorneys’ fees and expenses) incurred by any entity within the Acquired Group, their Affiliates or any such executive officer in pursuing such claims and the Representative shall reimburse each entity within the Acquired Group and its Affiliates for such costs and expenses within five (5) Business Days of delivery of invoices therefor to the Representative.

(d) Taxes.

(i) The Representative shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of each entity within the Acquired Group that are due on or before the Closing Date, and all income and franchise Tax Returns of each entity within the Acquired Group that are due after the Closing Date for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate any Tax election or change any accounting practice or procedure without the prior written consent of the Buyer. The Representative shall give a copy of each such Tax Return to the Buyer at least thirty (30) days prior to filing for its review and comment and shall not file any such return without the prior written consent of Buyer. The Sellers (prior to the Closing) and the Buyer (following the Closing) shall cause each entity within the Acquired Group to cooperate in connection with the preparation and filing of such Tax Returns and, to the extent not taken into account in computing Net Working Capital, the Sellers shall timely pay the Tax shown to be due thereon and furnish the Buyer proof of such payment. Unless the Buyer provides otherwise at least thirty (30) days prior to the due date (without extension) of the federal income Tax Return of Qualspec Holdings and Northstar GP for the short tax year ending on the Closing Date or such elections have already been made, the applicable Sellers and Representative shall cause each of Qualspec Holdings and Northstar GP to make an election under Code Section 754 (and any corresponding election under state, local and non-U.S. law) on such Tax Returns and each of the parties hereby agree to provide any and all the necessary consents to make such election.

(ii) The Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of each entity within the Acquired Group that are not required to be filed under subparagraph (i). Any such Tax Returns for a period ending on or before the Closing Date or that includes the Closing Date shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate and tax election or change any accounting practice or procedure without the prior consent of the Representative, which consent shall not unreasonably be withheld, delayed or conditioned.

(iii) Following the Closing, the Representative shall not amend or cause to be amended any Tax Return of any entity within the Acquired Group for any taxable period ending on or before the Closing Date without the prior written consent of the Buyer. The Buyer shall cause each entity within the Acquired Group to cooperate in connection with the preparation and filing of such amended Tax Returns and any Tax Proceeding in connection therewith, and permit the Representative to control any such Tax Proceeding (as well as any other Tax Proceeding relating to a Pre-Closing Period). The cost of preparing and filing such amended Tax Returns shall be borne by the Sellers.

(iv) The applicable Sellers shall be entitled to any refund or credit of Tax received by any entity within the Acquired Group after the Closing Date with respect to a Pre-Closing Period, to the extent such amount exceeds the amount set forth on the Closing Balance Sheet. The Buyer shall pay to the Representative in cash, an amount equal to any such refund or credit of Tax, within ten (10) Business Days after its receipt by any entity within the Acquired Group. Any such payment shall be treated as an adjustment to the Purchase Price.

(v) Following the Closing, the Buyer shall not cause or permit any entity within the Acquired Group to file a Tax Return with respect to a taxable period ending on or before the Closing Date (or amend a Tax Return filed pursuant to clause (ii) above after the Closing with respect to any taxable period ending on or before the Closing Date) without the Representative’s prior consent, which consent shall not unreasonably be withheld, delayed or conditioned.

(vi) The Buyer shall retain (or cause each entity within the Acquired Group to retain) all Books and Records with respect to Tax matters for Pre-Closing Periods at least until 180 days after the expiration of the applicable statute of limitations, including any extensions or waivers thereof, and to abide by all record retention agreements entered into by or with respect to any entity within the Acquired Group with any Governmental Entity. Prior to disposing of or destroying any such Books and Records, the Buyer shall offer them to the Representative.

(vii) The Sellers and Buyer shall be equally liable for all sales, use and other transfer Taxes arising from the transactions contemplated by this Agreement. The Buyer shall prepare all Tax Returns relating to such Taxes, shall give a copy of each such Tax Return to the Representative at least thirty (30) days prior to filing for its review and comment, and shall consider in good faith any changes that are requested by the Representative. The Buyer shall timely file such Tax Returns and timely remit to the appropriate Governmental Entity any Taxes shown to be due thereon, and shall give a copy of such Tax Returns to the

Representative promptly after filing, together with proof of payment of such Taxes. Sellers shall join in the execution of any such Tax Returns if required by applicable Law and shall pay, or cause the Representative to pay, to Buyer their portion of any Taxes provided herein no later than five (5) days prior to the filing of the applicable Tax Returns.

(viii) The tax year of the Company will terminate for federal income tax purposes at the end of the Closing Date. The tax year of Qualspec Holdings and Northstar GP will terminate for federal income tax purposes under Code Section 708(b)(1)(B) at the end of the Closing Date. To the extent permitted by applicable Law, the parties shall elect (and shall cause each entity within the Acquired Group to elect) to treat the taxable period that includes but does not end on the Closing Date with respect to any Tax of any entity within the Acquired Group as ending at the end of the Closing Date, and shall take such steps as may be necessary therefor. If such an election cannot be made, for purposes of this Agreement, any Tax for a taxable period that includes but that does not end on the Closing Date shall be allocated between the Pre-Closing Period and the balance of the taxable period based on an interim closing of the books as of the end of the Closing Date; provided, however, that any real or personal property Tax, fixed dollar franchise Tax and any annual exemption amount shall be allocated based on the relative number of days in the Pre-Closing Period and the balance of the taxable period.

(ix) All tax-sharing agreements or similar agreements with respect to or involving any entity within the Acquired Group shall be terminated as of the Closing Date and, after the Closing, each of such entities shall not be bound thereby or have any liability thereunder.

(x) The Buyer shall include Qualspec Inc. and the Blockers in a consolidated federal income tax return with the Buyer for its first tax period that ends after the Closing Date. As a result, the tax year of Qualspec Inc. and the Blockers will terminate for federal income tax purposes at the end of the Closing Date.

8.4. Acknowledgement by the Buyer; Disclaimers.

(a) The Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, operations, assets, liabilities and properties of the Acquired Group and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied and will rely on the results of its own independent investigation and the representations and warranties of the Sellers with respect to their respective authority to enter into this Agreement and their respective ownership of their Equity Interests expressly and specifically set forth in this Agreement.

(b) With respect to all materials that are described as having been made available or delivered to the Buyer, such materials shall be deemed to have been delivered or made available to the Buyer if the Buyer or agents have been granted access to a data room, electronic data room or website in which such materials were available or by transmitting such materials to the Buyer or agents by any other electronic means.

(c) THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS SPECIFICALLY SET FORTH IN ARTICLES 3 AND 4 CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLERS TO THE BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OR PROSPECTS OF ANY OF THE SELLERS), ARE SPECIFICALLY DISCLAIMED BY THE SELLERS.

(d) In connection with the Buyer’s investigation of the Acquired Group, the Buyer has received from or on behalf of the Acquired Group certain projections and business plan information for future periods of time. The Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such projections and forecasts), and that the Buyer shall have no Claim against the Sellers or any other Person with respect thereto except to the extent any of the representations or warranties set forth in Articles 3 or 4 have been breached and then in accordance with Article 10. None of the Sellers makes any representations or warranties whatsoever with respect to such projections and other forecasts and plans (including the reasonableness of the assumptions underlying such projections and forecasts).

8.5. HSR Act Filing.

(a) Each of the Buyer and the Representative has filed a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice. Each of the Buyer, on the one hand, and the Sellers and each entity within the Acquired Group, on the other hand, agrees that it has not and will not request early termination of the waiting period.

(b) The Buyer, on the one hand, and the Sellers, on the other hand, shall (i) respond as promptly as practicable to, and substantially comply with, any inquiries or requests received from any Government Entity for additional information or documentation, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with any Government Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary herein, neither the Buyer nor any entity within the Acquired Group, or any of their respective Affiliates, shall be required to divest or agree to divest, sell, license, dispose of or hold separate, alter any business or commercial practice or operate in any specified manner any assets or business in connection with any applicable antitrust, competition or trade regulation Law.

(c) Each party shall (i) promptly notify the other party of any communication between that party or its Affiliates and any Government Entity and, subject to applicable Law, permit the other party to review and discuss in advance, and shall consider in good faith the views of the other party in connection with, any proposed communication, proposal or material submitted or made to any Governmental Entity; (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Government Entity in respect of any filings, review, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Government Entity, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives, on the one hand, and any Government Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement (except that no entity within the Acquired Group shall be under any obligation of any kind to provide any other party documents, material or other information relating to the valuation of the Acquired Group or to alternatives to the proposed transactions contemplated by this Agreement and this Agreement); provided, however, that materials may be redacted as necessary to address reasonable attorney-client or confidentiality concerns.

(d) The Sellers, on the one hand, and Buyer, on the other hand, may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other pursuant to this Section 8.4 as “outside counsel only”; provided, however, that materials concerning the valuation of the Business may be redacted. Materials designated as for “outside counsel only” and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the material or its legal counsel.

(e) All filing fees under the HSR Act shall be borne equally by the Buyer, on the one hand, and the Selling Unit Holders, on the other hand.

8.6. Parent Guarantee. Team, Inc., a Delaware corporation (“Team”), represents and warrants that it is the direct record and beneficial owner of all of the Equity Interests of Buyer. As an inducement to the Sellers to enter into this Agreement, Team hereby unconditionally guarantees the obligations of the Buyer to (a) indemnify and hold harmless the Sellers pursuant to Section 10.1(g) and (b) close the transactions contemplated by this Agreement in accordance with this Agreement, subject to the same conditions to Closing applicable to Buyer set forth in Section 6.1 and the other rights and obligations of the Buyer set forth in this Agreement. Immediately upon Closing, without any further action of the parties hereto, this guarantee shall automatically terminate and be of no further force and effect.

ARTICLE 9

GOVERNING LAW; DISPUTE RESOLUTION.

9.1. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

9.2. Dispute Resolution. Except as set forth in Section 2.3 and Section 2.4, any dispute, controversy or Claim arising out of or relating to this Agreement or any Transaction Document (other than the Non-Competition Agreements), or the breach thereof, shall be settled by binding arbitration, before three (3) Arbitrators selected in accordance with the Commercial Arbitration Rules, experienced in mergers and acquisition transactions, administered by the American Arbitration Association under its Commercial Arbitration Rules (including the Optional Rules for Emergency Measures of Protection), and judgment on the award rendered by the Arbitrators may be entered in any court having jurisdiction thereof.

(a) Location. Any arbitration shall be held in Chicago, Illinois.

(b) Costs. The Buyer, on the one hand, and the Sellers, on the other hand, shall equally bear any arbitration fees and administrative costs associated with the arbitration. The prevailing party, as determined by the Arbitrators, shall be awarded its fees, costs and reasonable attorneys’ fees incurred in connection with the arbitration.

(c) Consent to Jurisdiction. Each of the parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court or Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, for recognition or enforcement of any award determined pursuant to this Section 9.2.

ARTICLE 10

INDEMNITY

10.1. Indemnification.

(a) Each Selling Unit Holder and Option Holder, severally and not jointly, shall indemnify and hold the Buyer and its Affiliates (including the Acquired Group) and their officers, directors, employees, agents, representatives and equity holders (the “Buyer Indemnified Parties”) harmless from and against any and all Losses based upon, attributable to or resulting from (i) the failure of the representations or warranties of such Selling Unit Holder or Option Holder set forth in Article 3A to be true and correct in all respects as of the date made and as of the Closing and (ii) with respect to any actual fraud committed upon the Buyer by such Selling Unit Holder or Option Holder.

(b) The Clearview Shareholder shall indemnify and hold the Buyer Indemnified Parties harmless from and against any and all Losses based upon, attributable to or resulting from (i) the failure of the representations or warranties of the Clearview Shareholder set forth in Article 3B to be true and correct in all respects as of the date made and as of the Closing, (ii) (A) any Taxes of the Clearview Blocker relating to any Pre-Closing Period, (B) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which Clearview Blocker is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any comparable provision of applicable Law, and (C) any Taxes of any Person (other than the Clearview Blocker) imposed on the Clearview Blocker as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, and (iii) with respect to any actual fraud committed upon the Buyer by the Clearview Shareholder.

(c) The Northstar Shareholder shall indemnify and hold the Buyer Indemnified Parties harmless from and against any and all Losses based upon, attributable to or resulting from (i) the failure of the representations or warranties of the Northstar Shareholder set forth in Article 3C to be true and correct in all respects as of the date made and as of the Closing, (ii) (A) any Taxes of the Northstar Blocker relating to any Pre-Closing Period, (B) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Northstar Blocker is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any comparable provision of applicable Law, and (C) any Taxes of any Person (other than Northstar Blocker) imposed on Northstar Blocker as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, and (iii) with respect to any actual fraud committed upon the Buyer by the Northstar Shareholder.

(d) The Northstar Shareholder shall indemnify and hold the Buyer Indemnified Parties harmless from and against any and all Losses based upon, attributable to or resulting from (i) the failure of the representations or warranties of the Northstar Shareholder set forth in Article 3D to be true and correct in all respects as of the date made and as of the Closing, (ii) (A) any Taxes of the Northstar GP relating to any Pre-Closing Period, (B) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which Northstar GP is or was a member on or prior to the Closing Date, and (C) any Taxes of any Person (other than Northstar GP) imposed on Northstar GP as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, and (iii) with respect to any actual fraud committed upon the Buyer by the Northstar Shareholder.

(e) Each Seller, severally and not jointly, shall indemnify and hold the Buyer Indemnified Parties harmless from and against any and all Losses based upon, attributable to or resulting from the breach of any of such Seller’s covenants and agreements hereunder.

(f) Each Seller shall indemnify and hold the Buyer Indemnified Parties harmless from and against such Seller’s Pro Rata Portion of any and all Losses based upon, attributable to or resulting from (i) the failure of the representations or warranties set forth in the first two sentences of Section 4.1(a)(ii) and the fourth sentence of Section 4.1(b) to be true and correct in all respects as of the date made and as of the Closing, (ii) the failure of the Representative to pay any amounts due and owing to Buyer pursuant to Section 2.3(c) or Section 2.7(d) or otherwise comply with or perform its covenants and agreements hereunder and (iii) any actual fraud on the Buyer Indemnified Parties committed by any entity or officer of an entity within the Acquired Group in connection with the transactions contemplated in this Agreement.

(g) The Buyer agrees to indemnify and hold the Sellers harmless from and against any and all Losses based upon, attributable to or resulting from (i) the failure of the representations or warranties of the Buyer set forth in Section 5.1(b) (Authority), Section 5.1(c) (Enforceability), Section 5.1(e) (No Conflict) and Section 5.1(f) (Brokerage) to be true and correct in all respects as of the date made and (ii) the breach of any of Buyer’s covenants and agreements hereunder.

10.2. Limitations on Indemnification. The indemnification obligations set forth in Sections 10.1(a) through (e) of each indemnifying party shall be limited to the amount of the Purchase Price received by such indemnifying party.

10.3. Indemnification Procedures.

(a) Third Party Claims. If any indemnified party receives notice of the assertion or commencement of any Claim by a third party made against such indemnified party (“Third Party Claim”) with respect to which the indemnifying party may be obligated to provide indemnification under this Agreement, the indemnified party shall give the indemnifying party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the indemnifying party of its indemnification obligations, except and only to the extent that such failure causes the indemnifying party to forfeit rights or defenses. Such notice by the indemnified party shall describe the Third Party Claim in reasonable detail, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the indemnified party. The indemnifying party shall have the right to participate in, or by giving written notice to the indemnified party, to assume the defense of any Third Party Claim at the indemnifying party’s expense and by the indemnifying party’s own counsel, and the indemnified party shall reasonably cooperate in good faith in such defense; provided, however, that if the indemnifying party is a Seller, such indemnifying party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks non-monetary relief. If the indemnifying party assumes the defense of any Third Party Claim, subject to Section 10.3(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the indemnified party. If the indemnifying party assumes the defense of any Third Party Claim, the indemnified party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the indemnifying party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the indemnified party, provided, that if in the good faith judgment of the indemnified party, (A) there are legal defenses available to an indemnified party that are different from or additional to those available to the indemnifying party; or (B) there exists a conflict of interest between the indemnifying party and the indemnified party that cannot be waived, the indemnifying party shall be liable for the reasonable fees and expenses of counsel to the indemnified party. If the indemnifying party elects not to defend such Third Party Claim, fails to promptly notify the indemnified party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the indemnified party may, subject to Section 10.3(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the indemnifying party shall not enter into settlement of any Third Party Claim without the prior written consent of the indemnified party, except as provided in this Section 10.3(b). If a firm offer is made to settle a Third Party Claim that (i) requires solely the payment of monetary damages that will be paid by the indemnifying party, (ii) does not include any finding or admission of any violation of any Law or any rights of any third party, (iii) does not create a financial or other obligation on the part of the indemnified party or any sanction or restriction that could adversely affect the business or any injunction or other equitable relief of such indemnified party or any of its Affiliates, and (iv) provides, in customary form, for the full and unconditional release of each indemnified party from all other claims, liabilities and obligations that may be made against the indemnified party in connection with such Third Party Claim, and the indemnifying party desires to accept and agree to such offer, then the indemnifying party shall give written notice to that effect to the indemnified party. If the indemnified party fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the indemnified party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the indemnifying party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the indemnified party has assumed the defense pursuant to Section 10.3(a), it shall be permitted to settle any Third Party Claim without the written consent of the indemnifying party.

(c) Direct Claims. Any Claim by an indemnified party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the indemnified party giving the indemnifying party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the indemnified party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the indemnifying party of its indemnification obligations, except and only to the extent that such failure causes the indemnifying party to forfeit rights or defenses. Such notice by the indemnified party shall describe the Direct Claim in reasonable detail, shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the indemnified party. The indemnifying party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The indemnified party shall allow the indemnifying party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the indemnified party shall assist the indemnifying party’s investigation by giving such information and assistance (including reasonable access to the indemnified party’s premises and personnel and the right to examine and copy any accounts, documents or records upon reasonable notice and during business hours) as the indemnifying party or any of its professional advisors may reasonably request. If the indemnifying party does not so respond within such thirty (30) day period, the indemnifying party shall be deemed to have rejected such claim, in which case the indemnified party shall be free to pursue such remedies as may be available to the indemnified party on the terms and subject to the provisions of this Agreement.

(d) After any final Order shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding Agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.

(e) In the case of any amount payable to any indemnified party pursuant to this Article 10, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the Claim shall be satisfied as follows, subject to the other provisions of this Article 10:

(i) Each party claiming indemnification shall use commercially reasonable efforts to mitigate any Losses and shall reasonably consult with the indemnifying party with the intention of mitigating any Losses in conjunction with any Claims for indemnification is sought pursuant to this Article 10; provided, however, that nothing in this Section 10.3(e) shall imply or create any obligation of or duty upon any indemnified party to incur any costs or expenses in mitigating Losses or consulting with the indemnifying party in connection therewith;

(ii) No Claim with respect to a Loss shall be made under this Article 10 to the extent such Loss is specifically included in the determination of Net Working Capital pursuant to Section 2.3.

(iii) In the case of any amount payable to an indemnified party the indemnifying party shall pay all of the sums so due and owing to the indemnified parties by wire transfer of immediately available funds within five (5) Business Days after the date of such notice;

(iv) Except in the case of actual fraud, Section 2.3, Section 2.4, Section 2.6, Section 2.7 and Section 12.13(d), the indemnification relief afforded by the provisions of this Article 10 shall be the sole and exclusive remedy of a party seeking indemnification for matters arising under this Agreement. By agreeing to such provisions, the parties are deemed to have made an election of remedies in favor of indemnification in lieu of other remedies;

(f) The parties agree to treat any indemnity payment made pursuant to this Article 10 as an adjustment to the Purchase Price.

10.4. Survival of Representations and Warranties. The representations and warranties of the parties referenced in Section 10.1 hereof shall survive for a period of five (5) years from the Closing Date.

10.5. Materiality Qualifiers. Notwithstanding anything in this Agreement to the contrary, for purposes of the indemnification obligations under this Article 10, all of the representations and warranties set forth in this Agreement or any certificate or schedule that are qualified by “material,” “materially,” “material respects,” “material adverse effect,” “Material Adverse Change” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining (a) other than with respect to Sections 3B.3, 3C.3 and 3D.3, whether a breach of any such representation or warranty has occurred and (b) the amount of Losses resulting from, arising out of or relating to any such breach of representation or warranty.

ARTICLE 11

TERMINATION

11.1. Termination of Agreement. Anything to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated:

(a) Agreement. By mutual consent in writing of the Buyer and the Representative;

(b) By the Buyer. By the Buyer: (i) upon written notice to the Representative if the transactions contemplated by this Agreement have not been consummated on or prior to July 31, 2015, unless such failure of consummation shall be due to the failure of the Buyer to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by the Buyer; or (ii) if any of the Sellers have breached any representation, warranty or covenant contained in this Agreement in any material respect, the Buyer has notified the Representative of the breach, and the breach has continued without cure for a period of ten (10) Business Days after the notice of breach; or

(c) By the Representative. By the Representative; (i) upon written notice to the Buyer if the transactions contemplated by this Agreement have not been consummated on or prior to July 31, 2015, unless such failure of consummation shall be due to the failure of any Seller or the Sellers to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such Seller; or (ii) if the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect such that the condition set forth in Section 6.2(a) is not capable of being satisfied, the Representative has notified the Buyer of the breach, and the breach has continued without cure for a period of ten (10) Business Days after the notice of breach.

11.2. Effect of Termination. If this Agreement shall be terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to the other; provided, however, that (i) any party may pursue any Claim that it may have as a result of a breach by another party of any covenant under this Agreement and (ii) the obligations of the parties contained in Section 12.3 hereof shall survive any such termination.

ARTICLE 12

MISCELLANEOUS PROVISIONS

Except as provided otherwise in this Agreement, the following provisions shall apply hereto:

12.1. Amendment and Modifications. Subject to applicable Law, this Agreement may be amended, modified and supplemented only by a written agreement between the Buyer and the Representative which states that it is intended to be a modification of this Agreement.

12.2. Waiver of Compliance. Any failure of the Sellers, on the one hand, or the Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition in this Agreement may be expressly waived in writing by the Buyer, on the one hand, or the Representative, on the other hand, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure by the Sellers or the Buyer.

12.3. Expenses. Except as otherwise provided for herein, all costs and expenses of the Sellers, each entity within the Acquired Group or their respective Affiliates (including any Unpaid Transaction Costs) associated with the transactions contemplated by this Agreement will be borne by the Sellers, and the Sellers agree to pay all such costs and expenses when due. All costs and expenses of the Buyer and its Affiliates (other than, after the Closing, each entity within the Acquired Group or their respective Affiliates) associated with the transactions contemplated by this Agreement will be borne and paid by the Buyer.

12.4. Further Assurances. During the period between the execution of this Agreement and the Closing, and during all periods after the Closing, each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated by this Agreement or to evidence such events or matters.

12.5. No Waiver of Rights. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

12.6. Notices. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if (i) delivered in Person, (ii) sent by registered or certified mail, return receipt requested, postage and fees prepaid, or (iii) sent by a national overnight delivery service, return receipt requested, fees prepaid, to the parties as follows:

(a) if to the Representative or to the Sellers as a group, at:

Verify Representative LLC

c/o Clearview Capital LLC

1445 East Putnam Avenue

Old Greenwich, CT 06870

Attn: Paul M. Caliento

email: pcaliento@clearviewcap.com

With copies (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attn: Stan Johnson

email: sjohnson@loeb.com

or to such other Person or address as the Representative shall furnish to the Buyer in writing.

(b) if to any individual Seller, to such Seller at such Seller’s respective address as set forth on Schedule I or Schedule II hereto, as applicable.

(c) if to the Buyer, to:

Team, Inc.

13131 Dairy Ashford

Suite 600

Sugar Land, TX 77478

Attn: Ted Owen

email: ted.owen@teaminc.com

With copies (which shall not constitute notice) to:

Locke Lord LLP

2800 JP Morgan Chase Tower

600 Travis

Houston, TX 770022

Attn: Michael Peters and David Taylor

email: mpeters@lockelord.com and dtaylor@lockelord.com

or to such other Person or address as Buyer shall furnish to the Representative in writing.

Any notice given under this Section 12.6 shall be effective (i) if delivered personally, when delivered, (ii) if delivered overnight by national overnight courier, the next Business Day after deposit with such courier, and (iii) if mailed, the third Business Day after mailing. Any of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this Section 12.6. The date of the giving of any notice sent by mail shall be the date of the posting of the mail.

12.7. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations under this Agreement or the other Transaction Documents shall be assigned by any of the parties hereto without the prior written consent of the other party.

12.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but shall constitute one and the same instrument. Facsimile and electronic signatures (i.e., PDF) to this Agreement shall be valid.

12.9. Headings. The headings of the Sections and Articles are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of such Agreement.

12.10. Entire Agreement. This Agreement and the Transaction Documents set forth the entire agreement of the parties hereto in respect of the subject matter contained therein, and supersede all prior agreements, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof.

12.11. Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

12.12. Severability. If any provision of this Agreement shall hereafter be held to be invalid or unenforceable for any reason, that provision shall be reformed to the maximum, extent permitted to preserve the parties’ original intent; failing which, it shall be severed from this Agreement with the balance of this Agreement continuing in full force and effect. Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstances, or of rendering invalid any other provisions contained therein to the extent that such other provisions are not themselves actually in conflict with any applicable Law.

12.13. Representative.

(a) Appointment. Each Seller hereby irrevocably constitutes and appoints Verify Representative LLC, as the Representative and as its true and lawful agent and attorney-in-fact with full power and authority to act, including full power of substitution, in its name and on its behalf with respect to all matters arising from or in any way relating to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, to (i) represent, act for and on behalf of, and bind each of the Sellers in the performance of all of their obligations arising from or relating to this Agreement, including any certificate or Contract required under this Agreement to be delivered by the Representative at the Closing (ii) accept delivery from the Buyer of any proceeds or amounts payable pursuant to this Agreement, including the Purchase Price, and to distribute such amounts to the Sellers in the manner provided in or pursuant to this Agreement; (iii) perform all acts of the Representative as set forth in Section 2.3, Section 2.4, Section 2.6 and Section 2.7, including, giving and receiving any documents required pursuant thereto; (iv) give and receive notices under or pursuant to this Agreement and the other Transaction Documents, (v) waive any conditions to the Sellers’ obligation to close pursuant to Section 6.2, (vi) subject to Section 12.13(b), represent, act for, and bind each of the Sellers in the performance of all of their obligations arising from or related to indemnification in Article 10, including, without limitation, in any negotiation, arbitration or litigation in respect thereof, (vii) amend this Agreement pursuant to Section 11.1 and (viii) perform any and all other duties and acts contemplated to be performed by the Representative as set forth in this Agreement and the other Transaction Documents. This appointment of agency and this power of attorney is coupled with an interest and shall be irrevocable and shall not be terminated by any Sellers or by operation of Law, whether by the death or incapacity of any Sellers that is an individual, termination of any trust or estate, the dissolution, liquidation or bankruptcy of any corporation, partnership or other entity or the occurrence of any other event, and any action taken by the Representative shall be as valid as if such death, incapacity, termination, dissolution, liquidation, bankruptcy or other event had not occurred, regardless of whether or not the Representative shall have received any notice thereof. The Representative hereby accepts such appointment and agrees to perform its obligations under, and otherwise comply with, this Section 12.13.

(b) The Representative shall not have any authority to represent or act on behalf of any Seller against whom the Buyer has made a Claim for indemnification that is particular to such Seller and does not relate to a similar Claim against any other Seller, and all matters related to any such Claim shall be handled directly by the applicable Seller and the Buyer.

(c) Reliance. Any decision, act, consent or instruction of the Representative shall constitute a decision of the Sellers and shall be conclusive and binding upon the Sellers and the Buyer may rely upon any such decision, act, consent, notice or instruction of the Representative as being the decision, act, consent, notice or instruction of the Sellers. The Representative cannot be changed or substituted without the prior written consent of a majority in interest of the Sellers and such change or substitution of the Representative shall not be effective until the Buyer receives written notice thereof from the Representative.

(d) Indemnification of Buyer. The Buyer Indemnified Parties shall not be liable for any Losses to any party, including any Seller, for any action taken or not taken by the Representative or for any action taken, or omission to take any action, in reliance upon the actions taken or not taken or decisions, acts, consents, notices or instructions made, given or executed by the Representative, including the failure of the Representative to distribute any payments made to the Representative or otherwise for distribution to any Seller, among the Sellers or any other party (it being understood that once such a payment is made to the Representative, such payment shall constitute a complete discharge of the relevant payment obligation of the Buyer). Each Seller (with respect to its Pro Rata Portion and subject to the provisions of Section 10.2) agrees to pay, indemnify and hold harmless, the Buyer Indemnified Parties from and against any Losses that the Buyer Indemnified Parties may suffer, sustain, or become subject to, in connection with or arising out of any action taken, or omission to take any action, by the Buyer Indemnified Parties in reliance upon actions taken or not taken or decisions, acts, consents, notices or instructions made, given or executed by the Representative. In addition, each Seller hereby releases and agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any Losses arising out of or in connection with the Representative’s failure to distribute any amounts received by the Representative on behalf of any Seller, among the Sellers or any other party.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, all as of the day and year first above written.

BUYER:

ROCKET ACQUISITION, INC.

By:	/s/ Ted W. Owen
Name: Ted W. Owen
Title: President and Chief Executive Officer

THE SELLING UNIT HOLDERS:

CLEARVIEW CAPITAL FUND II L.P.

By:	Clearview Capital GP LLC, its general partner

By:	/s/ James G. Andersen
James G. Andersen, Managing Member

CLEARVIEW CAPITAL FUND II (PARALLEL) L.P.

By: Clearview Capital GP LLC, its general partner

By:	/s/ James G. Andersen
James G. Andersen, Managing Member

CLEARVIEW CAPITAL GP LLC

By:	/s/ James G. Andersen
James G. Andersen, Managing Member

NATIONAL CITY EQUITY PARTNERS, LLC

By:	/s/ Nicholas Russo
Name: Nicholas Russo
Title: Director

B6168, LLC

By:	/s/ Alan Chesler
Name: Alan Chesler
Title: Manager

/s/ Gary Heath
GARY HEATH

BRANDON HEATH 2008 GRAT REMAINDER TRUST

By:	/s/ Janet Heath
Name: Janet Heath
Title: Co-Trustee

JAMES WESLEY HEATH 2008 GRAT REMAINDER TRUST

By:	/s/ Janet Heath
Name: Janet Heath
Title: Co-Trustee

JENNIFER ROWE 2008 GRAT REMAINDER TRUST

By:	/s/ Janet Heath
Name: Janet Heath
Title: Co-Trustee

JESSICA BRANDLEY 2008 GRAT REMAINDER TRUST

By:	/s/ Janet Heath
Name: Janet Heath
Title: Co-Trustee

JASON BRIETZKE 2008 GRAT REMAINDER TRUST

By:	/s/ Janet Heath
Name: Janet Heath
Title: Co-Trustee

NORTHSTAR MEZZANINE PARTNERS V, L.P

By: Northstar Capital, LLC, its general partner

By:	/s/ Charles Schroeder
Name: Charles Schroeder
Title: Managing Partner

/s/ Bobby Buttram
BOBBY BUTTRAM

ROBERT BUTTRAM 2008 GRAT REMAINDER TRUST

By:	/s/ Bobby Buttram
Name: Bobby Buttram
Title: Trustee

THOMAS BUTTRAM 2008 GRAT REMAINDER TRUST

By:	/s/ Bobby Buttram
Name: Bobby Buttram
Title: Trustee

/s/ Declan Rushe
DECLAN RUSHE

/s/ Martin Rosemond
MARTIN ROSEMOND

/s/ Ronald Nisbet
RONALD NISBET

REYAZ SABET-SHARGHI

By: Verify Representative LLC, by power of attorney

By:	/s/ James G. Andersen
James G. Andersen, Managing Member

/s/ Donald Watson
DONALD WATSON

/s/ Steven Fleming
STEVEN FLEMING

/s/ Jeffrey L. Garner
JEFFREY L. GARNER

/s/ Paulino Ramos
PAULINO RAMOS

/s/ Steve Frysinger
STEVE FRYSINGER

/s/ Sandra Gaitan
SANDRA GAITAN

/s/ William Reynolds
WILLIAM REYNOLDS

KENNETH DANIEL

By: Verify Representative LLC, by power of attorney

By:	/s/ James G. Andersen
James G. Andersen, Managing Member

/s/ Gary Heihn
GARY HEIHN

G.H. INTERNATIONAL, INC.

By:	/s/ Gary Heihn
Name: Gary Heihn
Title: President

H.M. INTERNATIONAL, INC.

By:	/s/ Gary Heihn
Name: Gary Heihn
Title: President

/s/ Steve McGuire
STEVE MCGUIRE

/s/ Brad Barton
BRAD BARTON

CHARLES QUIRK

By: Verify Representative LLC, by power of attorney

By:	/s/ James G. Andersen
James G. Andersen, Managing Member

/s/ David Vallente
DAVID VALLENTE

/s/ Daniel Ghiringhelli
DANIEL GHIRINGHELLI

OPTION HOLDERS:

/s/ Clarke Coccari
CLARKE COCCARI

/s/ Isaac Lopez
ISAAC LOPEZ

/s/ Declan Rushe
DECLAN RUSHE

/s/ Steven Vidaurri
STEVEN VIDAURRI

/s/ Mark Kazee
MARK KAZEE

/s/ Kevan Bunting
KEVAN BUNTING

/s/ Terry Grice
TERRY GRICE

CLEARVIEW SHAREHOLDER:

CLEARVIEW CAPITAL FUND II (PARALLEL) L. P.

By Clearview Capital GP LLC, its general partner

By:	/s/ James G. Andersen
James G. Andersen, Managing Member

NORTHSTAR SHAREHOLDER

NORTHSTAR MEZZANINE PARTNERS V, L.P.

By: Northstar Capital LLC, its general partner

By:	/s/ Charles Schroeder
Name: Charles Schroeder
Title: Managing Partner

CLEARVIEW BLOCKER

CLEARVIEW QUALSPEC HOLDINGS INC.

By:	/s/ James G. Andersen
James G. Andersen, President, Treasurer and
Assistant Secretary

NORTHSTAR BLOCKER

ATI/IESCO INVESTMENT HOLDINGS COMPANY

By:	/s/ Charles Schroeder
Name: Charles Schroeder
Title: CEO/President

REPRESENTATIVE:

VERIFY REPRESENTATIVE LLC

By: Clearview Capital, LLC, its member

By:	/s/ James G. Andersen
James G. Andersen, Managing Member

Signing solely for purposes of Section 8.6 and Article IX:

TEAM, INC.

By:	/s/ Ted W. Owen
Name: Ted W. Owen
Title: President and Chief Executive Officer